UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

APELLIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

A LETTER FROM CEDRIC FRANCOIS, OUR CHIEF EXECUTIVE OFFICER

When we went public in the fall of 2017, we set out to build a company centered on complement factor C3 that could aspire to become the global leader in innovative complement-directed therapies. In 2021, we fulfilled one of our initial promises by obtaining FDA approval for and launching EMPAVELI, the first-ever targeted C3 therapy. It is a point of great pride for us as an organization to bring EMPAVELI to patients with PNH in the United States and, with our collaborator Sobi, to patients in Europe and beyond. With the Beam collaboration and with our own internal research efforts, we have advanced our broader pipeline of therapeutics, with the potential to create new clinical and commercial opportunities over the next decade. We view these achievements as the foundation upon which we can build our further success. The potential approval of intravitreal pegcetacoplan in geographic atrophy – which we hope could be received as early as the end of 2022 - will cement the cornerstone into place.

To further advance our progress, we have the following key priorities in 2022:

•

We are focused on bringing intravitreal pegcetacoplan to the market as the first-ever therapy for patients with geographic atrophy. We believe that, with intravitreal pegcetacoplan, we have an opportunity to slow the death of retinal cells and preserve patients’ vision for longer. We are on track to submit applications for regulatory approval this year in both the United States and Europe.

•

We aim to elevate the standard of care in PNH and further establish EMPAVELI as a first-line treatment. We want to ensure that all adult patients with PNH have the potential to benefit from EMPAVELI. Beyond PNH, we are seeking to advance EMPAVELI as a transformative therapy for rare, complement-driven diseases. Together with Sobi, we plan to have multiple late-stage programs underway this year. We also want to advance systemic pegcetacoplan as a novel approach to enabling adeno-associated viruses, or AAVs, to deliver gene therapies by potentially controlling the many issues that are associated with these therapies.

•

We will continue to advance our pipeline and plan to expand our clinical portfolio with additional programs, including APL-1030, APL-2006 and our siRNA + EMPAVELI program, potentially moving into clinical trials over the next 18 months.

We will need our utmost strength and determination in a macroeconomic climate of significant uncertainty, for we see challenges on multiple fronts in 2022:

•

Capital is expensive and may become more so in the years to come, particularly as we face historically high inflation and a volatile geopolitical outlook. In 2021 and early 2022, we raised capital on good terms to allow us to prepare the launch of our systemic and intravitreal pegcetacoplan, and evaluate strategic options for further development, from a position of strength. We believe that we are well positioned to weather a period of potentially limited capital availability.

•

Pricing and reimbursement may become increasingly challenging in a political and economic environment with even greater regulatory and fiscal constraints. We are ready to take this on as well. We aim to create drugs that are cost effective and that improve the human condition. We pride ourselves in having active discussions with payers about the value and access proposition of our products. We hold these discussions from the earliest points of development, and with a global view on reimbursement, we are formulating a thoughtful value proposition to better secure strong reimbursement for the therapies we hope to be launching soon.

•

The past few years have created a multitude of new options and therapies that will find their way to patients in the years to come. We welcome and embrace competition, which ensures that as an industry we make the most rapid progress towards better solutions for the patients who need therapies. We are leaders in complement therapeutics, and our research pipeline was designed to allow Apellis to continue to be the global leader in complement, a field where we will compete with a deep pipeline built around multiple therapeutic modalities, from biological to oral to genetic, and with therapeutics ranging from preclinical to commercial.

•

Creating a cohesive company culture is hard, and Apellis’ culture may be its most appealing feature. We invested in attracting, retaining and developing the best of the best, and integrating them into our special home. In 2021 we created a diversity, equity and inclusion working group to further drive the values that we believe are essential to our success. We care, we are fearless, we love what we do, we are complement, and we are resourceful.

When I look at where Apellis stands today, I feel great pride, but mostly I feel humbled by the great fortune we have had, by the countless hours that the extraordinary employees of Apellis have dedicated to those core values that we share and cherish, and by the knowledge that this is merely the beginning. Our operations are in the best place they have been since our founding, and we have never been more ready to complete our mission. We are honored that you are here to share it with us.

Cedric Francois, Chief Executive Officer

April 20, 2022

APELLIS PHARMACEUTICALS, INC.

100 Fifth Avenue

Waltham, Massachusetts 02451

(617) 977-5700

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 1, 2022

Dear Stockholders:

You are cordially invited to attend the 2022 annual meeting of stockholders, or the Annual Meeting, of Apellis Pharmaceuticals, Inc. The meeting is scheduled to be held via the Internet at https://www.proxydocs.com/APLS on Wednesday, June 1, 2022 at 10:00 a.m., Eastern time.

Only stockholders who owned shares of our common stock at the close of business on April 5, 2022 can vote at the Annual Meeting or any adjournment that may take place. At the Annual Meeting, stockholders will consider and vote on the following matters:

1.	Election of two Class II directors to hold office until the 2025 annual meeting of stockholders;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	Approval of an advisory vote on executive compensation; and

4.	Transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of thereof.

As noted above, our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively via the Internet. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions before the virtual meeting by visiting https://www.proxydocs.com/APLS.

In order to attend the meeting online and vote your shares electronically during the meeting, you must register in advance at https://www.proxydocs.com/APLS prior to the deadline of May 31, 2022 at 5:00 p.m., Eastern Time. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you to access the meeting and will permit you to submit questions. Further information about how to attend the Annual Meeting online, vote your shares and submit questions is included in the accompanying proxy statement for the Annual Meeting. Whether or not you expect to attend the Annual Meeting, please vote your shares to ensure your representation and the presence of a quorum at the Annual Meeting.

You can find more information, including the nominees for director, in the accompanying proxy statement, which is available for viewing, printing and downloading at https://www.proxydocs.com/APLS. As outlined in the accompanying proxy statement, the board of directors recommends that you vote in favor of each director nominee in proposal one and in favor of proposals two and three.

Instead of mailing a paper copy of our proxy materials to all of our stockholders, we are providing access to our proxy materials via the Internet under the “notice and access” rules of the Securities and Exchange Commission. As a result, we are sending to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, instead of a paper copy of the proxy statement and our annual report for the fiscal year ended December 31,

2021, or the 2021 Annual Report. We plan to send the Notice on or about April 20, 2022. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2021 Annual Report, and a form of proxy card.

Stockholders of record at the close of business on April 5, 2022, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. If you are a stockholder of record, you may vote your shares on the Internet prior to the Annual Meeting by visiting https://www.proxypush.com/APLS, by telephone by calling 866-362-4346 and following the recorded instructions or by completing, signing, dating, and returning a proxy card. You may also vote your shares online at the Annual Meeting. Your vote is important regardless of the number of shares you own. If you mail your proxy card or vote by telephone or the Internet and then decide to vote your shares online during the Annual Meeting, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Stockholders that own shares in “street name” must demonstrate proof of beneficial ownership to virtually attend the Annual Meeting and must obtain a legal proxy from their bank, broker or other nominee to vote during the Annual Meeting.

A list of stockholders as of the close of business on the record date will be available for examination by our stockholders of record during the Annual Meeting using the unique link provided via email following the completion of registration. Further information about how to register for the Annual Meeting, attend the Annual Meeting online, vote your shares and submit questions is included in the accompanying proxy statement.

By Order of the Board of Directors,

/s/ Cedric Francois
Cedric Francois President and Chief Executive Officer

Waltham, Massachusetts

April 20, 2022

APELLIS PHARMACEUTICALS, INC.

PROXY STATEMENT

BUSINESS HIGHLIGHTS

At Apellis, we are committed to developing transformative therapies for people living with a broad range of debilitating diseases by controlling complement, part of the body’s immune system.

  Corporate and Financial Highlights

•  EMPAVELI was the first targeted C3 therapy approved by the FDA, representing a new class of treatments for complement-mediated indications.

•  We raised gross proceeds of $402.5 million in November 2021 and $402.5 million in March 2022 in two underwritten public offerings of our common stock.

•  We believe that we will have sufficient cash to fund our operating expenses and capital expenditure requirements into the first quarter of 2024.

Commercial Launch of EMPAVELI for Paroxysmal Nocturnal Hemoglobinuria (PNH)

•  We launched EMPAVELI as a commercial product in the United States in May 2021. We recorded $15.1 million in net product revenue from sales of EMPAVELI the full year ended December 31, 2021.

•  Our collaboration partner, Swedish Orphan Biovitrum AB (Sobi) obtained marketing approval for Aspaveli® (pegcetacoplan) in the European Union for the treatment of adult patients with PNH in December 2021, and obtained additional approvals for the treatment of PNH in Saudi Arabia and Australia in January 2022 and the U.K. in February 2022.

  People and Culture

At Apellis, we built our science on the belief that one unifying point of connection can revolutionize the treatment of debilitating disease.

In 2021:

•  We created our first Leadership Development Program and plan to launch in 2022 our Matrix Leadership Development training program for individual contributors and managers.

•  We advanced our diversity, equity and inclusion programs through our diversity workgroup sponsored by two executives and supported by an external consultant.

•  We launched our ApellisAssist program to provide patient support, including a range of financial assistance programs.

Diversity, Equity and Inclusion

To sustain our success, we embrace diverse perspectives and seek to foster employee engagement and belonging.

As of December 31, 2021:

                              Senior Leadership    Workforce

Women                      34%                 57%

Ethnically diverse    6.8%                25%

Ophthalmology Highlights

•  In September 2021, we reported top-line results from the Phase 3 DERBY and OAKS studies evaluating intravitreal pegcetacoplan in GA showing clinically meaningful reductions in lesion growth, with an even greater effect in patients with extrafoveal lesions at baseline, and a favorable safety profile.

•  In November 2021 we announced that we received written feedback from the U.S. Food and Drug Administration (FDA) stating that they do not make a distinction between Phases, provided a clinical trial is adequate and well controlled, and that all three trials (FILLY, DERBY, OAKS) appear to be adequate and well controlled.

•  We believe we remain on track to submit our U.S. FDA new drug approval (NDA) for intravitreal pegcetacoplan for GA in the second quarter of 2022.

•  We have begun IND-enabling studies for APL-2006, a bispecific C3 and VEGF inhibitor.

Rare Disease Research & Development

•  We and Sobi have advanced multiple late-stage clinical trials with systemic pegcetacoplan in multiple indications.

•  We have begun IND-enabling studies for the combination of EMPAVELI and an siRNA, which may offer the potential to reduce the treatment frequency of EMPAVELI.

•  We entered into an exclusive, five-year research collaboration with Beam Therapeutics, Inc. (Beam), focused on the use of Beam’s proprietary base editing technology to discover new treatments for complement-driven diseases.

Neurology R&D Highlights

•  In April 2022 we completed enrollment for our ongoing and potentially registrational Phase 2 MERIDIAN study with systemic pegcetacoplan for amyotrophic lateral sclerosis.

•  We have begun IND-enabling studies for APL-1030, a first-in-class, brain-active C3 inhibitor for neurodegenerative diseases.

100 Fifth Avenue

Waltham, Massachusetts 02451

(617) 977-5700

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 1, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement contains information about the Annual Meeting of Stockholders of Apellis Pharmaceuticals, Inc., or the Annual Meeting, to be held on Wednesday, June 1, 2022 at 10:00 a.m., Eastern time. The meeting will be held via the Internet at https://www.proxydocs.com/APLS. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. Further information about how to attend the Annual Meeting online is included below.

The board of directors of Apellis is using this proxy statement to solicit proxies for use at the Annual Meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, references to “Apellis,” “the Company,” “our company,” “we,” “us,” “our” and similar terms refer to Apellis Pharmaceuticals, Inc.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the shares represented by submitted proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is exercised at the meeting by following the instructions set forth in this proxy statement.

Instead of mailing a paper copy of our proxy materials to all of our stockholders, we are providing access to our proxy materials over the Internet under the Securities and Exchange Commission’s, or SEC, “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, instead of a paper copy of this proxy statement and our annual report for the fiscal year ended December 31, 2021, or the 2021 Annual Report. We plan to send the Notice on or about April 20, 2022. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including this proxy statement, our 2021 Annual Report and a form of proxy card.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 1, 2022:

This proxy statement and our 2021 Annual Report are

available for viewing, printing and downloading at https://www.proxydocs.com/APLS.

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC, except for exhibits, will be furnished without charge to any stockholder upon written request to Apellis Pharmaceuticals, Inc. 100 Fifth Avenue, Waltham, Massachusetts 02451. This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2021 are also available on the SEC’s website at http://www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting

At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.	to elect two Class II directors to hold office until the 2025 annual meeting of stockholders;

2.	to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	to approve an advisory vote on executive compensation; and

4.	to transact any other business that may properly come before the annual meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the first three items noted above.

Board of Directors Recommendation

Our board of directors unanimously recommends that you vote:

FOR the election of two Class II directors, each to hold office until the 2025 annual meeting of stockholders;

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

FOR the approval of the advisory vote on executive compensation.

Availability of Proxy Materials

The proxy materials, including this proxy statement, a proxy card and our 2021 Annual Report, are available for viewing, printing and downloading on the Internet at https://www.proxydocs.com/APLS. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting paper materials in the Notice.

How do I attend the Annual Meeting?

The Annual Meeting will be a virtual meeting and you may not attend in person. In order to attend the meeting online, you must register in advance at https://www.proxydocs.com/APLS prior to the deadline of May 31, 2022 at 5:00 p.m., Eastern Time. You may attend the Annual Meeting online by following the instructions you receive once registration is complete. The meeting will start at 10:00 a.m., Eastern Time, on Wednesday, June 1, 2022.

Online registration will begin at 5:00 p.m., Eastern Time on April 20, 2022, and you should allow ample time for the online registration.

Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email.

You may log on to the virtual meeting starting one hour before it begins. If you encounter any difficulties accessing the virtual meeting during check-in or at the time of the virtual meeting, please contact technical support, whose contact information will be included in the email containing the unique link granting access into the meeting. There will be technicians standing by and ready to assist you starting at 9:00 a.m., Eastern Time, on Wednesday, June 1, 2022, if you have any technical difficulties accessing the virtual meeting.

Are there other things I should know if I intend to attend the virtual Annual Meeting?

Please note that you can only access the virtual Annual Meeting via a unique link to the Annual Meeting that will be emailed to you at 9:00 a.m., Eastern Time, on June 1, 2022 if registration was properly submitted prior to the deadline of May 31, 2022 at 5:00 p.m., Eastern Time.

Why is the Annual Meeting a virtual, online meeting?

Our Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to safely participate from any location around the world. We have designed the virtual annual meeting to provide the same rights and opportunities to participate as stockholders have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, April 5, 2022, are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock that they held on that date. As of April 5, 2022, there were 106,473,747 shares of common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer, then you are considered a “stockholder of record” of those shares. In this case, your Notice has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained in the Notice and in the section titled “How to Vote” on page 4 of this proxy statement.

Beneficial Owners of Shares Held in Street Name. If your shares are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your Notice will be forwarded to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are pleased to comply with the rules of the SEC that allow companies to distribute their proxy materials over the Internet under the “notice and access” approach. As a result, we are sending our stockholders and beneficial owners a copy of the Notice instead of paper copies of this proxy statement, our proxy card, and our 2021 Annual Report. We plan to send the Notice on or about April 20, 2022. Detailed instructions on how to access these materials via the Internet may be found in the Notice. This proxy statement and our 2021 Annual Report are available for viewing, printing and downloading on the Internet at https://www.proxydocs.com/APLS.

The Notice also identifies the date and time of the virtual Annual Meeting; instructions on how to attend the Annual Meeting online; the matters to be acted upon at the Annual Meeting and our board of directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request to receive, free of charge, a paper or e-mail copy of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2022, and a form of proxy relating to the Annual Meeting; and information on how to access and vote the form of proxy.

How to Vote

If you are a stockholder of record, you can vote your shares in one of two ways: either by proxy or online at the Annual Meeting. If you choose to vote by proxy, you may do so by telephone, via the Internet or by mail. Each of these methods is explained below.

•

By Telephone. You may transmit your proxy over the phone by calling 866-362-4346 and following the instructions provided in the Notice and on the proxy card. You will need to have your Notice or proxy card in hand when you call.

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Via the Internet Prior to the Annual Meeting. You may transmit your proxy via the Internet prior to the Annual Meeting by following the instructions provided in the Notice and on the proxy card. If you vote over the Internet prior to the Annual Meeting, you will need to have your Notice or proxy card in hand when you access the website. The website is available at https://www.proxypush.com/APLS.

•	By Mail. If you requested printed copies of proxy materials, you can vote by mailing your proxy card as described in the proxy materials.

•

Via the Internet during the Annual Meeting. You may vote your shares online while virtually attending the Annual Meeting by visiting https://www.proxydocs.com/APLS. In order to vote during the virtual meeting, you must register in advance at https://www.proxydocs.com/APLS prior to the deadline of May 31, 2022 at 5:00 p.m. Eastern Time. If you vote by proxy prior to the Annual Meeting and choose to attend the Annual Meeting online, there is no need to vote again during the Annual Meeting unless you wish to change your vote.

Even if you plan to attend the Annual Meeting online, we urge you to vote your shares by proxy in advance of the Annual Meeting so that if you should become unable to attend the Annual Meeting your shares will be voted as directed by you.

Telephone and Internet voting for stockholders of record will be available up until 5:00 p.m. Eastern time on May 31, 2022, and mailed proxy cards must be received by 5:00 p.m. Eastern time on May 31, 2022 in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

If your shares are held in street name, your bank, broker or other nominee is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, should have been forwarded to you by the bank, broker or other nominee that holds your shares. In order to vote your shares you will need to follow the instructions that your bank, broker or other nominee provides you. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization. If your shares are held in “street name,” you must demonstrate proof of beneficial ownership to virtually attend the Annual Meeting and must obtain a legal proxy from your bank, broker or other nominee to vote at the Annual Meeting. Only stockholders who have registered to attend the meeting by May 31, 2022 at 5:00 p.m., Eastern time, using the process described above may vote during the meeting. In addition, you will need your control number included on your Notice, proxy card or voting instruction form in order to demonstrate proof of beneficial ownership and to be able to vote during the Annual Meeting.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice contains instructions on how to vote via the Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot online at the Annual Meeting.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated bylaws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting in person, by means of remote communication or by proxy. If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

For purposes of determining whether a quorum exists, we will count as present any shares that are voted over the Internet, by telephone, by completing and submitting a proxy by mail or that are represented in person at the Annual Meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or only votes on one of the proposals. In addition, we will count as present shares that are “broker non-votes.”

Ballot Measures Considered “Discretionary” and “Non-Discretionary”

The election of directors (Proposal No. 1) is a matter considered non-discretionary under applicable rules. A broker or other nominee cannot vote without instructions on non-discretionary matters, and therefore there may be broker non-votes on Proposal No. 1.

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2) is a matter considered discretionary under applicable rules. A broker or other nominee generally may exercise discretionary authority and vote on discretionary matters. If brokers and other nominees exercise this discretionary authority, no broker non-votes are expected to occur in connection with Proposal No. 2.

Approval of the advisory vote on executive compensation (Proposal No. 3) is a matter considered non-discretionary under applicable rules. A broker or other nominee cannot vote without instructions on non-discretionary matters, and therefore there may be broker non-votes on Proposal No. 3.

Votes Required

To be elected, a director must receive a plurality of the votes cast by stockholders entitled to vote at the meeting (Proposal No. 1). The affirmative vote of the holders of a majority of the votes cast will be required for the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 2) and approval of the advisory vote on executive compensation (Proposal No. 3).

Abstentions and broker non-votes will not be counted as votes cast or voted on any of the proposals. Accordingly, abstentions and broker non-votes will have no effect on the voting on any of these proposals.

Method of Counting Votes

Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of directors, for each share held by such stockholder as of the record date. Votes cast virtually at the Annual Meeting or by proxy by mail, via the Internet prior to the Annual Meeting or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the vote is taken at the meeting:

•

by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures prior to Annual Meeting described in the “How to Vote” section above;

•	by voting online at the meeting as described in the “How to Vote” section above; or

•	by filing a written revocation with our corporate Secretary before the Annual Meeting.

If your shares are held in “street name,” you may submit new voting instructions by contacting your bank, broker or other organization holding your account. You may also vote online at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a legal proxy from the organization that holds your shares as described in the “How to Vote” section above.

Virtually attending the Annual Meeting, without voting online during the Annual Meeting, will not revoke your prior Internet vote, telephone vote or proxy submitted by mail, as the case may be.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies. Our directors, officers and regular employees, without additional remuneration, may solicit proxies by mail, telephone, facsimile, email, personal interviews and other means.

How do I submit a question at the Annual Meeting?

If you wish to submit a question before the Annual Meeting, you may log into the virtual meeting platform using the unique link provided to you via email following the completion of your registration at https://www.proxydocs.com/APLS, type your question into the “Ask a Question” field, and click “Submit”. Our virtual meeting will be governed by our Rules of Conduct which will be posted at https://www.proxydocs.com/APLS in advance of the meeting. The Rules of Conduct will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

Voting Results

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K, to be filed with the SEC within four business days following the Annual Meeting.

Forward-Looking Statements

Statements in this proxy statement about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of Apellis’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2022 and the risks described in other filings that Apellis may make with the Securities and Exchange Commission. Any forward-looking statements contained in this proxy statement speak only as of the date hereof, and Apellis specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

OUR BOARD OF DIRECTORS

Our board of directors currently consists of six members. In accordance with the terms of our restated certificate of incorporation, our board of directors is divided into three classes (Class I, Class II and Class III), with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the Class I directors are Paul Fonteyne and Stephanie Monaghan O’Brien, and their terms expire at the annual meeting of stockholders to be held in 2024;

•	the Class II directors are A. Sinclair Dunlop and Alec Machiels, and their terms expire at the Annual Meeting; and

•	the Class III directors are Gerald Chan and Cedric Francois, and their terms expire at the annual meeting of stockholders to be held in 2023.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our board of directors. Our restated certificate of incorporation also provides that our directors may be removed only for cause and only by the affirmative vote of the holders of at least 75% of the votes that all our stockholders would be entitled to cast in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

PROPOSAL NO. 1—ELECTION OF TWO CLASS II DIRECTORS

Our board of directors has nominated A. Sinclair Dunlop and Alec Machiels for election as the Class II directors at the Annual Meeting. Each of Mr. Dunlop and Mr. Machiels is presently a director and has indicated a willingness to continue to serve as director, if elected. If either Mr. Dunlop or Mr. Machiels becomes unable or unwilling to serve, however, the proxies may be voted for substitute nominees selected by our board of directors.

Class II Director Nominees

Biographical information as of March 31, 2022, including principal occupation and business experience during the last five years, for our nominees for election as Class II directors at our Annual Meeting is set forth below.

A. Sinclair Dunlop Independent Director since 2010 Age: 50 Committees: • Audit • Nominating and Corporate Governance

Experience

•  Co-Founder and Managing Partner, Epidarex Capital, an early-stage venture fund platform with approximately $250 million in AUM (July 2010 – present)

•  Founder and Managing Partner, Masa Life Science Ventures, LP, an early-stage venture fund that successfully built an international portfolio of leading life science and health technology companies (2005 – 2010)

Qualifications

•  Extensive investment and business experience, including 20 years of experience successfully building early-stage life science companies and delivering competitive returns to international investors

Education

•  M.B.A., Columbia Business School, where he was the R.C. Kopf British-American Fellow in international business

•  M.A., Political Economy, with Honors, University of Glasgow

•  M.A., International Relations, Maxwell School of Citizenship and Public Affairs at Syracuse University

Other Boards • Clyde Biosciences (private) • Epidarex Management (private) • Epidarex Capital Management (private)

Alec Machiels Co-Founder of the Company Director since 2009 Age: 49 Committees: • Audit (Chair) • Compensation

Experience

•  Managing Member, Bauhaus 1 LLC, (2021 – present)

•  Founding Managing Partner, CoLift, LLC, a private equity platform (2019 – present)

•  Partner, Pegasus Capital Advisors, L.P., a private equity firm (2006 - 2019); joined in 2002

•  Co-Founder, Potentia Pharmaceuticals, Inc. (Potentia), a private biotechnology company, the assets of which we purchased in September 2015; Chief Executive Officer (2001 – 2002)

•  Co-Founder, Revon Systems, LLC (Revon), a private healthcare software company (2013- 2019)

•  Financial analyst, Financial Services Group (London) and Private Equity Group (New York), Goldman Sachs (1996 - 1999)

Qualifications • Strong background in financial management and investment in businesses • Experience serving on the boards of both public and private companies
Education • M.B.A., Harvard Business School • License in law, KU Leuven Law School (Belgium) • M.A., International Economics, Konstanz University (Germany)
Other Boards • Previously served on the board of directors of several public and private companies

The proxies will be voted in favor of A. Sinclair Dunlop and Alec Machiels unless a contrary specification is made in the proxy.

The board of directors recommends voting “FOR” the election of A. Sinclair Dunlop and Alec Machiels as the Class II directors for a three-year term ending at the annual meeting of stockholders to be held in 2025.

DIRECTORS CONTINUING IN OFFICE

Biographical information as of March 31, 2021, including principal occupation and business experience during the last five years, for our directors continuing in office after the Annual Meeting is set forth below.

Class I Directors (Term Expires at 2024 Annual Meeting)

Paul Fonteyne Independent Director since 2020 Age: 60 Committees: • Audit • Compensation

Experience

•  Executive-in-Residence, Canaan Partners, a venture capital firm dedicated to early stage investing in health care and technology (2019 – present)

•  Held number of senior executive roles, Boehringer Ingelheim; Chairman, Boehringer Ingelheim USA (2018 – 2019); President and Chief Executive Officer, Boehringer Ingelheim USA (2011 – 2018); President, Boehringer Ingelheim Animal Health USA (2018 – 2019); Corporate Senior Vice President, Prescription Medicines Marketing, Boehringer Ingelheim GmbH (2009 – 2011); joined 2004

•  Held commercial leadership roles, Merck and Co. Inc. (1995 – 2004)

•  Held commercial leadership roles, Abbott Laboratories (1987 – 1995)

Qualifications • Extensive experience leading large commercial organizations in the pharmaceutical industry • Significant sales and marketing management experience
Education • M.B.A., Carnegie Mellon University • M.S., Chemical Engineering, University of Brussels (Belgium)
Other Boards

•  Amylyx Pharmaceuticals, Inc.

•  Covetrus Inc.

•  Ypsomed AG

•  Gelesis, Inc.

•  DalCor Pharmaceuticals

•  AMAG Pharmaceuticals, Inc. (2019 - 2020)

•  ResTORbio, Inc. (2017 – 2020)

•  PhRMA, the industry association for the pharmaceutical industry (formerly)

Stephanie Monaghan O’Brien Independent Director since 2013 Age: 63 Committees: • Compensation (Chair) • Nominating and Corporate Governance	Experience • Attorney, Morningside Technology Advisory, LLC (1997 – present)

Qualifications

•  Extensive investment and business experience, including 25 years of experience successfully building early-stage life science and technology companies

•  Extensive experience serving on both public and private company boards

Education • J.D., New York University School of Law • A.B., cum laude, Harvard College

Other Boards

•  Aduro Biotech Inc. (2011 – 2020)

•  Numerous private pre-clinical and clinical-stage companies developing drugs across a broad spectrum of therapeutic focus, including oncology and immunotherapy; numerous early stage technology companies developing disruptive technologies and business methods

Class III Directors (Term Expires at 2023 Annual Meeting)

Gerald Chan, Sc.D. Chairman of the Board Independent Director since 2013 Age: 71 Committees: • Nominating and Corporate Governance (Chair)

Experience

•  Co-Founder, Morningside Group, a private investment group with venture, private equity and property investments (1986 – present)

•  Member, American Academy of Arts and Sciences (since 2017), Scientific Advisory Committee of Brigham and Women’s Hospital (since 2018), Global Advisory Council of Harvard University (since 2012), Dean’s Board of Advisors of the Harvard T.H. Chan School of Public Health (since 2011), advisory board of the Johns Hopkins Nanjing Center (since 2004)

•  Post-doctoral training, Dana-Farber Cancer Institute

Qualifications • Extensive experience in life science investments and serving on boards of directors
Education • S.M., Medical Radiological Physics and Sc.D., Radiation Biology, Harvard University • B.S. and M.S., Engineering, University of California, Los Angeles
Other Boards
• Stealth BioTherapeutics Corp • Hang Lung Group Limited • LumiraDx Limited • Aduro Biotech Inc. (2014 – 2018)

Cedric Francois, M.D., Ph.D. President and Chief Executive Officer Director since 2009 Age: 49

Experience

•  Co-Founder, President and Chief Executive Officer, Apellis (2009 – present)

•  Co-Founder, President and Chief Executive Officer, Potentia (2001 – 2018)

•  Co-Founder, Revon (2014 – 2019)

•  Following postgraduate training in pediatric and transplant surgery, was a member of the research team that performed the first successful hand transplantation and of the Louisville Face Transplant Team, whose work supported hand transplantation in Lyon, France

Qualifications

•  Expertise and extensive leadership experience in immunology and immune system-mediated diseases

•  Extensive knowledge of our company based on his role as co-founder and Chief Executive Officer

Education • M.D., University of Leuven (Belgium) • Ph.D., Physiology, University of Louisville
Other Boards • Liberate Medical (private) • Acuamark Diagnostics (private) • Potentia Pharmaceuticals (2001 – 2018) • Revon Systems (2014 - 2019)

HOW OUR DIRECTORS ARE SELECTED AND ELECTED

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate director candidates.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board of directors. While there are no specific minimum qualifications for a committee-recommended nominee to our board of directors, the qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on our board of directors are as follows:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.

•

Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

•	Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of our board of directors and its committees.

•

Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•

Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

•

Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on our board of directors is considered.

We have no formal policy regarding board diversity, but our corporate governance guidelines provide that the value of diversity should be considered and that the background and qualifications of the members of our board of directors considered as a group should provide a significant breadth of experience, knowledge, and ability to assist our board of directors in fulfilling its responsibilities. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established records of professional accomplishment, knowledge of our business, understanding of the competitive landscape in which we operate and adherence to high ethical standards. Certain individual qualifications and skills of our directors that contribute to our board of directors’ effectiveness as a whole are described above in “Proposal No. 1—Election of Class II Directors.”

The nominating and corporate governance committee may use a third-party search firm in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. The specific requirements for the information that is required to be provided for such recommendations to be considered are specified in our amended and restated bylaws and must be received by us no later than the date referenced below under the heading “Stockholder Proposals for our 2023 Annual Meeting.”

Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting.

Director Independence

Applicable rules of the Nasdaq Stock Market LLC, or Nasdaq, require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1 under the Exchange Act, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to, the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2022, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Cedric Francois, is an “independent director” as defined under applicable Nasdaq rules, including, in the case of all the members of our audit committee, the independence criteria set forth in Rule 10A-3 under the Exchange Act, and in the case of all the members of our compensation committee, the independence criteria set forth in Rule 10C-1 under the Exchange Act. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. Dr. Francois is not deemed to be an independent director under these rules because he is our President and Chief Executive Officer.

There are no family relationships among any of our directors or executive officers, other than Dr. Francois and Dr. Federico Grossi, who are brothers-in-law.

HOW OUR BOARD OF DIRECTORS IS ORGANIZED AND GOVERNED

Committees of the Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each of the audit committee, compensation committee and nominating and corporate governance committee operates under a charter, and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, the compensation committee and the nominating and corporate governance committee is posted on the “Corporate Governance” page of the “Investors & Media” section of our website, which is located at www.apellis.com.

Audit Committee

The members of our audit committee are Alec Machiels, A. Sinclair Dunlop and Paul Fonteyne, and Mr. Machiels is the chair of the audit committee. Our audit committee met five times during 2021. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function, if any;

•	overseeing our compliance with statutes, regulations and policies regarding interactions with physicians, payors and patients;

•	overseeing our risk assessment and risk management policies;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our board of directors has determined that Mr. Machiels is an “audit committee financial expert” as defined in applicable SEC rules and that each of the members of our audit committee possesses the financial sophistication required for audit committee members under Nasdaq rules. We believe that the composition of our audit committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. We have also established a toll-free telephone number for the reporting of such activity, which is 1-866-278-5991 and a secure web form available at https://www.whistleblowerservices.com/apls.

Compensation Committee

The members of our compensation committee are Stephanie Monaghan O’Brien, Paul Fonteyne and Alec Machiels, and Ms. O’Brien is the chair of the compensation committee. Our compensation committee met five times during 2021. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our Chief Executive Officer and our other executive officers;

•	overseeing the evaluation of our senior executives;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our board of directors with respect to director compensation and management succession planning;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure; and

•	preparing the compensation committee report.

We believe that the composition of our compensation committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

Under its charter, the compensation committee may from time-to-time delegate authority to subcommittees as it deems appropriate. Pursuant to our 2017 Stock Incentive Plan, or our 2017 Plan, and 2020 Inducement Stock Incentive Plan, or our 2020 Plan, the compensation committee has delegated to our chief executive officer and chief financial officer the authority to approve grants of stock options to employees who are not executive officers and an annual aggregate maximum amount of awards that can be granted pursuant to such delegated authority.

Compensation Committee Interlocks and Insider Participation

During 2021, the members of our compensation committee were Ms. O’Brien, Mr. Fonteyne and Mr. Machiels. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or ever has been, an officer or employee of our company.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Gerald Chan, A. Sinclair Dunlop and Stephanie Monaghan O’Brien, and Dr. Chan is the chair of the nominating and corporate governance committee. Our nominating and corporate governance committee met once during 2021. Our nominating and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;

•	reviewing and making recommendations to our board of directors with respect to our board leadership structure and board committee structure;

•	making recommendations to our board of directors with respect to accepting director resignations;

•	developing and recommending corporate governance guidelines to our board of directors; and

•	overseeing an annual evaluation of our board of directors.

We believe that the composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

Board of Director Meetings and Attendance

Our board of directors recognizes the importance of director attendance at board and committee meetings. The full board of directors met eleven times during 2021. During 2021, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings held by the board of directors (during the period that such person served as a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served during the periods that such person served. During 2021, the independent directors met in executive session four times to discuss various matters, including oversight of our executive officers.

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending the annual meeting of stockholders. Each of our directors attended the 2021 annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the “Corporate Governance” page of the “Investors & Media” section of our website, which is located at www.apellis.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a Current Report on Form 8-K.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board of directors in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines provide that:

•	the principal responsibility of our board of directors is to oversee our management;

•	a majority of the members of the board of directors must be independent directors, unless otherwise permitted by Nasdaq rules;

•	the independent directors meet in executive session at least twice a year;

•	directors have full and free access to management and, as necessary, independent advisors; and

•	our nominating and corporate governance committee will oversee periodic self-evaluations of the board of directors to determine whether it and its committees are functioning effectively.

A copy of the corporate governance guidelines is available on the “Corporate Governance” page of the “Investors & Media” section of our website, which is located at www.apellis.com.

Board Leadership Structure and Oversight of Risk

Our corporate governance guidelines provide that the nominating and corporate governance committee shall periodically assess the board of directors’ leadership structure, including whether the offices of chief executive officer and chair of the board of directors should be separate. Our guidelines provide the board of directors with flexibility to determine whether the two roles should be combined or separated based upon our needs and the board of directors’ assessment of its leadership from time to time. We do not currently have a lead independent director because the chair of our board of directors is independent within the meaning of the Nasdaq rules.

We currently separate the roles of chief executive officer and chair of the board of directors. Our president and chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while the chair of our board of directors presides over meetings of the board of directors, including executive sessions of the board of directors, and performs oversight responsibilities. Separating the duties of the chair of the board from the duties of the chief executive officer allows our chief executive officer to focus on our day-to-day business, while allowing the chair of the board to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Specifically, our chair of the board runs meetings of our independent directors, facilitates communications between management and the board of directors and assists with other corporate governance matters. Our board of directors believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure. Our board of directors believes that we have an appropriate leadership structure for us at this time which demonstrates our commitment to good corporate governance.

Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021. Our board of directors is actively involved in oversight of risks that could affect us. Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis and our board and its committees oversee the risk management activities of management. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our audit committee oversees risk management activities related to financial controls and legal and compliance risks. Our compensation committee oversees risk management activities relating to our compensation policies and practices. Our nominating and corporate governance committee oversees risk management activities relating to board composition and management succession planning. In addition, members of our senior management team attend our quarterly board meetings and are available to address any questions or concerns raised by the board on risk management and any other matters. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight, including with respect to cybersecurity, human capital management, board and employee diversity, environmental, social and governance topics and risks.

Board Diversity

We strive to achieve diversity in the broadest sense, including persons diverse in geography, gender, ethnicity, age and experiences. The overall diversity is an important consideration in the director selection and nomination process. Our nominating and corporate governance committee assesses diversity in connection with the annual nomination process as well as in new director searches.

In accordance with Nasdaq’s recently adopted board diversity listing standards, we are also disclosing aggregated statistical information about the members of our board directors as voluntarily identified to us by each of our directors.

Board Diversity Matrix (As of April 20, 2022)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	5	–	–
Part II: Demographic Background
African American or Black	–	–	–	–
Alaskan Native or Native American	–	–	–	–
Asian	–	1	–	–
Hispanic or Latinx	–	–	–	–
Native Hawaiian or Pacific Islander	–	–	–	–
White	1	4	–	–
Two or More Races or Ethnicities	–	–	–	–
LGBTQ+	1
Did Not Disclose Demographic Background	–

HOW OUR DIRECTORS ARE COMPENSATED

Our director compensation program is intended to provide a total compensation package that will attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Under our director compensation program, we pay our non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chair of each committee and the chair of the board of directors receive higher retainers for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors, on such committee or in such position. The fees paid to non-employee directors in 2021 for their service on the board of directors and for their service on each committee of the board of directors were as follows:

	Member Annual Fee ($)	Chair Additional Annual Fee ($)
Board of Directors	45,000	33,750
Audit Committee	10,000	10,000
Compensation Committee	7,500	7,500
Nominating and Corporate Governance Committee	5,000	5,000

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our board of director and committee meetings.

In addition, under our director compensation program, on January 1st of each year, each non-employee director that has served on our board of directors for at least six months receives an option to purchase shares of our common stock. Each of these options vest in four equal quarterly installments on April 1, July 1 and October 1 of the year in which the grant is made and on January 1 of the following year, unless otherwise provided at the time of grant, subject to the non-employee director’s continued service as a director. In December 2019, the board of directors set the number of shares underlying the annual grant to 27,600 shares. In January 2020 and January 2021, each non-employee director was granted an option to purchase 27,600 shares of common stock. Prior to December 31, 2021, all options issued to our non-employee directors under our director compensation program become exercisable in full upon a change in control of our company, are granted at an exercise price per share equal to the fair market value of our common stock on the date of grant, and have a term of ten years.

In December 2021, after an evaluation of the director compensation program by the compensation committee and Pay Governance, our independent compensation consultant, the board of directors determined that a value-based annual equity award for non-employee directors better reflected the Company’s compensation philosophy and determined that each non-employee director who has served on our Board for at least six months will receive, on January 1 of each year, (i) the grant of an option under the 2017 Plan to purchase the number of shares of our common stock that has a Black-Scholes valuation as of the date of the grant equal to $200,000, as calculated using the same methodology that we use to calculate the value of stock options for the purposes of our financial statements; and (ii) restricted stock units for a number of shares of common stock determined by dividing $200,000 by the closing price of common stock on the date of grant. The board of directors also amended the terms of the 2020 and 2021 annual grants from ten to seven years and provided that future annual grants of options to non-employee directors would have a term of seven years. These awards become vested in full upon a change in control of our company. Directors may choose to defer vesting of the restricted stock units until after the termination of their service.

Each non-employee director that is newly elected to our board of directors also receives an option to purchase shares of our common stock upon his or her initial election to the board of directors. Each of these options vest with respect to one-third of the award on each of the first, second and third anniversaries of the grant date, subject to the non- employee director’s continued service as a director. In December 2019, the board of directors set the number of shares underlying each such initial grant at 37,500 shares. In December 2021 the board of directors determined that a value-based initial equity award for non-employee directors better reflected the Company’s compensation philosophy and determined that, upon his or her election to the board of directors, each non-employee director will receive an option to purchase the number of shares of common stock that has a Black-Scholes valuation as of the date of the grant equal to $600,000, as calculated using the same methodology that we use to calculate the value of stock options for the purposes of our financial statements. Each such option will have a term of seven years from the date of grant. These awards become vested in full upon a change in control of our company.

The following table sets forth information regarding the fees earned by our non-employee directors during the fiscal year ended December 31, 2021.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Gerald Chan	88,750	947,784	1,036,534
A. Sinclair Dunlop	60,000	947,784	1,007,784
Paul Fonteyne	62,500	947,784	1,010,284
Alec Machiels	72,500	947,784	1,020,284
Stephanie Monaghan O’Brien	65,000	947,784	1,012,784

(1)

The amounts reported in the “Options Awards” column reflect the aggregate grant date fair value of options awarded during the year, computed in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, using a Black-Scholes valuation model. For the assumptions made in determining these values, see Note 17 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. For purposes of these calculations, we have disregarded the possibility of forfeitures related to service-based vesting conditions.

(2)

In December 2021, after a review of our director compensation program with Pay Governance, the board of directors approved a change to reduce the term of these awards from ten years to seven years. The Black-Scholes value of the amended awards (measured as of the date of the grant) after the modification was $761,208, a 19.7% reduction of the Black-Scholes value of the awards when they were originally granted with a ten-year term.

The following table sets forth the outstanding equity awards held by our non-employee directors as of December 31, 2021, which consisted entirely of stock options:

Name	Option Awards
Gerald Chan	194,674
A. Sinclair Dunlop	127,780
Paul Fonteyne	65,100
Alec Machiels	323,203
Stephanie Monaghan O’Brien	194,674

During 2021, we did not pay any compensation to Cedric Francois, our President and Chief Executive Officer, in connection with his service on our board of directors. Dr. Francois’ compensation is set forth and discussed under “Executive Compensation—Summary Compensation Table” and “Executive Compensation—Compensation Discussion and Analysis.”

HOW TO CONTACT OUR BOARD OF DIRECTORS

Any interested party with concerns about our company may report such concerns to the board of directors, or the chairman of our board of directors, or otherwise the chair of the nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

Apellis Pharmaceuticals, Inc.

100 Fifth Avenue

Waltham, Massachusetts 02451

Attention: Board of Directors

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and discretion.

Communications may be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that may be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

OUR AUDITORS

We incurred the following fees from Deloitte & Touche LLP, or Deloitte, our independent registered public accounting firm for the audit of our consolidated financial statements and for other services provided during the years ended December 31, 2021 and 2020.

Fee Category	2021	2020
Audit fees (1)	$1,154,291	$821,574
Audit-related fees (2)	80,000	39,500
Tax fees (3)	991,615	3,293,739
All other fees (4)	324,154	293,150

Total fees	$2,550,060	$4,447,963

(1)

“Audit Fees” consisted of fees for the audit of our annual financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, our follow-on public offerings in January 2020 and November 2021, our May 2020 convertible notes offering and other professional services provided in connection with regulatory filings or engagements.

(2)	“Audit-related fees” consist principally of fees for accounting consultations.
(3)	“Tax fees” consisted of fees paid to Deloitte Tax and Deloitte AG related to tax compliance, worldwide and domestic tax planning and tax advice.
(4)	“All other fees” consisted principally of fees to Monitor Deloitte SAS for consulting services relating to our product launch.

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

PROPOSAL NO. 2—RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

Our stockholders are being asked to ratify the appointment by the audit committee of our board of directors of Deloitte & Touche LLP, or Deloitte, as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The audit committee appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022. A representative of Deloitte is expected to attend the Annual Meeting online and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

The audit committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2022. Stockholder approval is not required to appoint Deloitte as our independent registered public accounting firm. However, our board of directors believes that submitting the appointment of Deloitte to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Deloitte. If the selection of Deloitte is ratified, the audit committee, in its discretion, may still direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and our stockholders.

The board of directors recommends voting “FOR” Proposal No. 2 to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

OUR EXECUTIVES

Biographical information as of March 31, 2022 for our executive officers who are not directors is listed below.

Pascal Deschatelets, Ph.D. Co-Founder and Chief Scientific Officer Age: 52

Experience

•  Co-Founder, Chief Operating Officer (2009 – July 2020) and Chief Scientific Officer (July 2020 – present)

•  Co-Founder and Chief Operating Officer, Potentia (2001 - September 2016)

•  Co-Founder, Revon

Education

•  Ph.D., Organic Chemistry, University of Montreal

•  Post-doctoral training in the laboratory of Dr. George Whitesides at Harvard University

Timothy Sullivan Chief Financial Officer and Treasurer Age: 51

Experience

•  Chief Financial Officer and Treasurer (October 2017 – present)

•  Partner, AJU IB Investment, now known as Solasta Ventures in the U.S., a venture capital firm, at which he led the firm’s investments in life sciences companies (January 2014 - October 2017)

•  Managing Director, Head of Life Sciences, RBS Citizens (December 2011 - January 2014)

•  Board Service: Observer on Apellis board of directors (November 2014 - October 2017); previously served as a director of G1 Therapeutics, Inc. and Molecular Templates, Inc.

Education

•  A.B., Biology, Harvard University

•  M.B.A., Columbia Business School

Jim Chopas Vice President, Corporate Controller and Chief Accounting Officer Age: 55

Experience

•  Vice President, Corporate Controller and Chief Accounting Officer (August 2021 – present); Treasurer (December 2021 – present)

•  Vice President, Principal Financial Officer, Principal Accounting Officer and Treasurer, Radius Health, Inc., a publicly traded commercial biopharmaceutical company (December 2020 - August 2021) ; corporate controller (October 2018 - December 2020)

•  Consultant, Danforth Advisors, a strategic consulting firm for life science and healthcare technology companies (October 2016 - October 2018)

•  Chief Financial Officer and Vice President of finance, KBI Bioipharma, Inc., a biopharmaceutical contract services organization

•  Held several senior management roles for certain ThermoFisher Scientific Inc. portfolio companies and Parexel International

Education

•  B.A., University of Massachusetts

•  M.S., Bentley University

Jeff Eisele, Ph.D. Chief Development Officer Age: 60

Experience

•  Chief Development Officer (January 2022 – present), Executive Vice President, Program Team Lead – Ophthalmology (September 2020 - December 2021)

•  Head of Analytics – Ophthalmology and Neuroscience, Novartis Pharma AG (November 2015 - August 2020)

•  Head of Biometrics and Clinical Operations, Alcon Laboratories, a subsidiary of Novartis AG focused on eye care products (January 2009 - October 2015)

•  Held senior management positions at Novartis Pharma AG and Schering AG, a pharmaceutical company

Education

•  B.S., George Washington University

•  M.S. and Ph.D., Statistics, University of Michigan

Federico Grossi, M.D., Ph.D. Chief Medical Officer Age: 47

Experience

•  Chief Medical Officer (April 2019 – present); Executive Vice President of Clinical Development (October 2017 - April 2019); Vice President of Clinical Development (October 2014 - October 2017); Clinical Research Director (April 2010 - June 2012)

•  Executive Vice President, Potentia (October 2013 - September 2014); Clinical Research Director (2006 - April 2010)

•  Worked as an independent early stage clinical research consultant (June 2012 - October 2014)

•  Following his post-graduate training in surgery, where he developed his expertise in microsurgery and composite tissue transplantation, joined the Plastic Surgery Research Laboratory at the University of Louisville

Education

•  Ph.D., Physiology, University of Louisville.

•  M.D., University of Córdoba in Argentina

Nur Nicholson Chief Technical Operations Officer Age: 53

Experience

•  Chief Technical Operations Officer (August 2020 – present)

•  Vice President, North American Business Operations and Intelligence and Head of Global Supply Chain, Galderma S.A., a private pharmaceutical company (2016 - August 2020)

•  Head of Global Supply Chain for the Pharmaceutical Franchise, Alcon

•  Held a number of roles in clinical and regulatory affairs operations, clinical infometrics, resource management and sales operations

Education

•  B.S., Chemistry, Middle East Technical University in Ankara, Turkey

•  Executive M.B.A., M.J. Neely School of Business at Texas Christian University

Lukas Scheibler, Ph.D. Chief Innovation Officer Age: 51

Experience

•  Chief Innovation Officer (April 2019 – present); Executive Vice President of Research and Translational Medicine (April 2018 - April 2019)

•  Head of Research and Development and Executive Vice President, Acucela Inc., a biopharmaceutical company (August 2015 - December 2017)

•  Served in leadership roles in research and development, Alcon, including as Vice President, Head of Ideation and Technology Evaluation Center (October 2013 - July 2015) and as Vice President, Global Head Clinical Trial Management (October 2011 - October 2013); joined 2008

Education

•  M.Sc., Chemistry, University of Basel in Switzerland

•  Ph.D., Chemistry, University of Lausanne in Switzerland

•  Completed his post-doctoral training at Harvard Medical School

Adam Townsend Chief Commercial Officer Age: 45

Experience

•  Chief Commercial Officer (November 2018 – present)

•  Served in a variety of leadership roles, Biogen Inc., a biotechnology company, including as Senior Vice President of Corporate Development (March 2018 - October 2018); Senior Vice President, Specialty Medicines and Rare Disease Group (April 2017 - March 2018); Vice President, Asset Executive for Spinraza (May 2016 - April 2017); Vice President – Account Executive for Hemophilia (November 2015 - May 2016); Vice President Global Marketing – Head of Multiple Sclerosis (July 2013 - November 2015); joined 2010

Education

•  BSc, Medical Biochemistry, Royal Holloway, University of London

David Watson General Counsel Age: 49

Experience

•  General Counsel (January 2014 – present)

•  General Counsel and Executive Vice President, Revon (January 2014 - June 2015)

•  Member, Frost Brown Todd LLC (September 2011- December 2013)

Education

•  A.B., Harvard College

•  J.D., Vanderbilt Law School

•  M.A., Mathematics, University of Kentucky

The principal occupation and employment during the past five years of each of our directors and executive officers was carried on, in each case, except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us. There is no arrangement or understanding between any of our directors or executive officers and any other person or persons pursuant to which he or she was or is to be selected as a director or executive officer.

There are no material legal proceedings to which any of our directors or executive officers is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or any of our subsidiaries.

OUR EXECUTIVE COMPENSATION PROGRAMS

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executive officers with those of our stockholders.

The “Compensation Discussion and Analysis” section of this proxy statement beginning on page 30 describes in detail our executive compensation programs and the decisions made by the compensation committee with respect to the year ended December 31, 2021. The key elements of our executive compensation program include the following:

Base salary:

•	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and peer company data.

Annual cash incentive program:

•	To promote and reward the achievement of key short-term strategic and business goals of the Company as well as individual performance; to motivate and attract executives.

•	Variable component of pay based on annual quantitative and qualitative company and individual goals.

Equity incentive compensation:

•	To encourage executives and other employees to focus on long-term company performance; to promote retention; to reward outstanding company and individual performance.

•

Typically subject to multi-year vesting based on continued service and are primarily in the form of stock options and restricted stock units, the value of which depends on the performance of our common stock price, in order to align employee interests with those of our stockholders over the longer-term.

As we describe in the Compensation Discussion and Analysis, we have designed our executive compensation program to embody a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executive officers with our stockholders. We believe this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

PROPOSAL NO. 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the annual opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote will not overrule any decision by us or the board of directors (or any committee thereof), create or imply any change to the fiduciary duties of our company or the board of directors (or any committee thereof), or create or imply any additional fiduciary duties for our company or the board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” Proposal No. 3.

COMPENSATION DISCUSSION AND ANALYSIS

This section describes the material elements of compensation awarded to, earned by or paid to each of our named executive officers in 2021. This section also provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and is intended to place in perspective the data presented in the tables and narrative that follow.

Our compensation committee is responsible for overseeing the total compensation of our senior management team, which is comprised of our executive officers and certain other officers. In this capacity, our compensation committee designs, implements, reviews and approves all compensation for our Chief Executive Officer and our senior officers. This section discusses the principles underlying our strategy, philosophy, policies and decisions with respect to the compensation of our named executive officers, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal year ended on December 31, 2021 were:

•	Cedric Francois, our President, Chief Executive Officer and Principal Executive Officer;

•	Timothy Sullivan, our Chief Financial Officer and Principal Financial Officer;

•	Federico Grossi, our Chief Medical Officer;

•	Pascal Deschatelets, our Chief Scientific Officer; and

•	Adam Townsend, our Chief Commercial Officer.

Executive Summary and Company Background

We are a commercial-stage biopharmaceutical company focused on the development and commercialization of novel therapeutic compounds to treat disease through the inhibition of the complement system, which is an integral component of the immune system, at the level of C3, the central protein in the complement cascade. We believe that this approach can result in broad inhibition of the principal pathways of the complement system and has the potential to effectively control a broad array of complement-dependent autoimmune and inflammatory diseases.

We have made significant progress in the development of our product candidates and the achievement of our business goals, including the following achievements in 2021 and early 2022:

Corporate and Financial Highlights

•	EMPAVELI was the first targeted C3 therapy approved by the FDA, representing a new class of treatments for complement-mediated indications.

•	We raised gross proceeds of $402.5 million in November 2021 and $402.5 million in March 2022 in two underwritten public offerings of our common stock.

•	We believe that we will have sufficient cash to fund our operating expenses and capital expenditure requirements into the first quarter of 2024.

Paroxysmal Nocturnal Hemoglobinuria (PNH) Commercial Progress

•

In May 2021 we obtained approval for EMPAVELI from the FDA for adults with PNH. This includes patients who are treatment naïve as well as patients switching from the C5 inhibitors Soliris® (eculizumab) and Ultomiris® (ravulizumab).

•	We launched EMPAVELI as a commercial product in the United States in May 2021. We recorded $15.1 million in net product revenue from sales of EMPAVELI for the full year ended December 31, 2021.

•

Our collaboration partner, Sobi, obtained marketing approval for Aspaveli® (pegcetacoplan) in the European Union for the treatment of adult patients with PNH who are anemic after treatment with a C5 inhibitor for at least three months in December 2021 and obtained additional approvals for the treatment of PNH in Saudi Arabia and Australia in January 2022 and the U.K. in February 2022.

Rare Disease R&D Highlights

We advanced our clinical pipeline in various rare diseases, including:

•	We and Sobi have advanced our preparations to initiate late-stage clinical trials of systemic pegcetacoplan in multiple indications.
o	In early 2022, Sobi dosed its first patient in the Phase 2 trial in hematopoietic stem cell transplantation-associated thrombotic microangiopathy (HSCT-TMA).
o	We are preparing to initiate a Phase 3 trial in immune complex membranoproliferative glomerulonephritis (IC-MPGN) and C3 glomerulopathy (C3G).
o	Sobi is preparing to initiate a Phase 3 trial in cold agglutinin disease (CAD).
•	We have begun IND-enabling studies for the combination of EMPAVELI and an siRNA, which may offer the potential to reduce the treatment frequency of EMPAVELI.
•	We entered into an exclusive, five-year research collaboration with Beam, focused on the use of Beam’s proprietary base editing technology to discover new treatments for complement-driven diseases.

Ophthalmology R&D Highlights

•	Geographic atrophy (GA) secondary to age-related macular degeneration:
o

In September 2021, we reported top-line results from the Phase 3 DERBY and OAKS studies evaluating intravitreal pegcetacoplan in GA showing clinically meaningful reductions in lesion growth, with an even greater effect in patients with extrafoveal lesions at baseline, and a favorable safety profile.

o

In November 2021 we announced that we received written feedback from the FDA stating that they do not make a distinction between Phases, provided a clinical trial is adequate and well controlled, and that all three trials (FILLY, DERBY, OAKS) appear to be adequate and well controlled.

o	In January 2022 we completed a pre-NDA meeting with the FDA.
o	In March 2022 we announced that intravitreal pegcetacoplan showed continuous and clinically meaningful reductions in GA lesion growth at baseline out to month 18 in the DERBY and OAKS trials.
o	We believe that we remain on track to submit our NDA for intravitreal pegcetacoplan for GA in the second quarter of 2022.
•	We have begun IND-enabling studies for APL-2006, a bispecific C3 and VEGF inhibitor.

Neurology R&D Highlights

•	In April 2022 we completed enrollment for our ongoing and potentially registrational Phase 2 MERIDIAN study with systemic pegcetacoplan for amyotrophic lateral sclerosis.

•	We have begun IND-enabling studies for APL-1030, a first-in-class, brain-active C3 inhibitor for neurodegenerative diseases.

Executive Compensation Program Highlights

Executive compensation program is designed to attract, motivate, and retain executive officers, who are critical to our success. Due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential. Our compensation programs are structured to be competitive with the market and to reward our named executive officers for the achievement of near- and longer-term financial and strategic goals and for driving corporate financial performance and stability.

Our executive compensation is aligned with long-term shareholder value creation. A significant portion of our executive compensation is variable and at risk, tied to our stock price performance or achievement of pre-set performance objectives. Consistent with the practice of clinical-stage biotech companies, we provide a significant portion of our long-term equity incentives in the form of service- and performance-based stock options that deliver value only if our stock price meaningfully appreciates.

Our 2021 short-term incentive program paid out below target in alignment with shareholder experience. Our NEOs earned 80% of their target short-term incentive opportunities, consistent with mixed performance results that included significant progress on the U.S. commercial launch of EMPAVELI, the achievement of primary endpoint in our OAKS trial, but missed attainment of the primary endpoint in our DERBY trial, and mixed results on progressing our rare diseases indications into late-stage clinical trials.

Performance-based options and RSUs issued in 2021 were forfeited in full. In 2021, we issued our first performance-based equity incentives designed to encourage achievement of a pre-set performance condition related to the ongoing Phase 3 clinical trials in GA. Since we did not achieve the performance target, all performance equity incentives valued at $2.7 million for our CEO and between $0.4 million and $0.8 million for other named executive officers were forfeited.

Say-on-Pay Vote Results

At our 2021 annual meeting of stockholders, we conducted a non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Over 97% of the votes cast by stockholders on this proposal, excluding broker non-votes and abstaining votes, were cast in support of the compensation paid to our named executive officers. While this vote is a non-binding advisory vote, our compensation committee and board of directors take the voting results into account in determining the compensation of our named executive officers. The compensation committee considers the stockholder vote as one factor in determining the appropriate level of compensation for the named executive officers. Given the strong level of support evidenced by last year’s say-on-pay vote, among other factors, our compensation committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program this year; including an emphasis on approaches to compensation to align the incentives of the executive officers with long-term value creation for stockholders. The compensation committee and board of directors also reviewed our director compensation program and made significant changes to the total value of the equity awards we grant to our non-employee directors, as set forth above in “—How Our Directors Are Compensated” on pages 19-21.

Our compensation committee and board of directors will continue to consider stockholder input and monitor our executive compensation program to ensure it aligns the interests of our named executive officers with the interests of our stockholders and adequately addresses any stockholder concerns that may be expressed in future votes. Consistent with the recommendation of our board of directors and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future “say-on-pay” votes conducted at our 2020 annual meeting of stockholders, our stockholders will have an annual opportunity to cast an advisory vote in connection with compensation for our named executive officers.

Compensation Objectives and Philosophy

Our compensation program is designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, our compensation program is intended to reward the achievement of specified pre-determined quantitative and qualitative individual and corporate performance goals and objectives and to align the interests of our executive officers with those of our stockholders in order to attain our ultimate objective of increasing stockholder value. The goal of our compensation committee is to ensure that our compensation program is aligned with the interests of our stockholders and our business goals and that the total compensation paid to each of our named executive officers is fair, reasonable and competitive.

Key elements of our compensation program include the following:

Compensation Element	Purpose	Features
Base salary	To attract and retain highly skilled executives.	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and peer company data.

Annual cash incentive program	To promote and reward the achievement of key short-term strategic and business goals of the Company as well as individual performance; to motivate and attract executives.	Variable component of pay based on annual quantitative and qualitative company and individual goals to align with our pay-for-performance philosophy.

Equity incentive compensation	To encourage executives and other employees to focus on long-term company performance; to promote retention; to reward outstanding company and individual performance.	Typically subject to multi-year vesting based on continued service and primarily in the form of stock options and restricted stock units, the value of which depends on the performance of our common stock price, in order to align employee interests with those of our stockholders over the longer-term. In some cases we have issued grants subject to performance conditions based upon the achievement of corporate goals.

In addition to our direct compensation elements, the following features of our compensation program are designed to align the compensation of our executive officers with stockholder interests and with market best practices:

What We Do	What We Don’t Do
✓ Maintain an industry-specific peer group for benchmarking pay

×   Allow hedging or pledging of equity

×   Re-price stock options

×   Provide excessive perquisites

×   Provide supplemental executive retirement plans

×   Provide tax gross-up payments for any change-of-control payments

×   Modify or waive performance conditions after grant of performance-based awards

✓ Target pay based on market norms
✓ Deliver executive compensation primarily through equity and performance-based pay
✓ Set challenging short-term incentive program goals
✓ Offer market-competitive benefits for executives that are consistent with the rest of our employees
✓ Consult with an independent compensation advisor on compensation levels and practices

Our compensation committee developed our compensation program and makes decisions regarding our compensation program with the assistance of a compensation consultant engaged by our compensation committee. The compensation committee engages an independent compensation consultant to advise on executive officer and director compensation matters including, overall compensation program design, peer group development and updates, and benchmarking of executive officer and director compensation programs. As part of its services, the independent compensation consultant provides the compensation committee with publicly available compensation data from a peer group of similarly situated publicly traded companies in the biopharmaceuticals and biotechnology industries and subscription survey data and reported directly to our compensation committee. Prior to August 2021, Radford Consulting, or Radford, served as the independent compensation consultant to the compensation committee. In August 2021, our compensation committee engaged Pay Governance, replacing Radford, as its independent compensation consultant, and thereafter Pay Governance has served as the independent compensation consultant to our compensation committee.

In addition to its services to the compensation committee described above, in 2021, both Radford and Pay Governance provided compensation consulting services to our management with respect to the compensation of non-officer employees within and outside the United States. The decision to engage the compensation consultants for advice and services not related to executive compensation was made by management. Our compensation committee has assessed the independence of each of Radford and Pay Governance consistent with Nasdaq listing standards and has concluded that the engagement of these compensation consultants did not, and does not, raise any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

In late 2020 and early 2021, our compensation committee evaluated information from publicly traded companies in the biopharmaceutical and biotechnology industries and survey data provided by Radford, to make decisions with respect to the compensation of our named executive officers with respect to the calendar year 2021. Due to the nature of our business, we compete for executive talent with many public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater equity compensation potential. Accordingly, in 2021, our compensation committee generally targeted compensation for our executive officers as follows:

•	base salaries at approximately the 50th percentile of the salaries in the 2021 survey data;

•	annual target cash incentive award opportunities at approximately the 50th percentile of the 2021 survey data;

•	total annual equity incentive awards at the 50th percentile of the 2021 survey data, provided in the form of stock options and restricted stock units; and

•	total target compensation for our executive officers at the 50th percentile of total target compensation in the 2021 survey data.

However, in making compensation decisions, our compensation committee considered other criteria, including market factors, the experience level of the executive, corporate performance, the performance of the executive and other factors described below. Moreover, in 2021, the compensation committee approved performance-based awards that would increase total target compensation to approximately the 75th percentile, if the performance goals were met. The compensation committee maintained these same compensation targets for 2022.

Our compensation committee, with the advice of the independent compensation consultant, selected a peer group of similarly situated companies and made compensation decisions based on information from publicly traded companies in the biopharmaceutical and biotechnology industries and survey data provided by the independent compensation consultant. Our compensation committee selected the peer companies based on a balance of the following criteria:

•	companies whose number of employees, stage of development and market capitalization are similar, though not necessarily identical, to ours;

•	companies with similar executive positions to ours;

•	companies against which we believe we compete for executive talent; and

•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

Based on these criteria, our peer group for 2021, as approved by our compensation committee in December 2020, with the advice of Radford, was comprised of the following 17 companies:

ACADIA Pharmaceuticals	Epizyme	Reata Pharmaceuticals
Acceleron Pharma	Esperion Therapeutics	Revance Therapeutics
Agios Pharmaceuticals	Global Blood Therapeutics	Sage Therapeutics
Akebia Therapeutics	Iovance Biotherapeutics	Ultragenyx Pharmaceuticals
Blueprint Medicines	Karyopharm Therapeutics	Zogenix
Deciphera Pharmaceuticals	PTC Therapeutics

For purposes of compensation for 2022, in October 2021, our compensation committee, with the advice of Pay Governance, selected a peer group based on the same criteria and made compensation decisions based on publicly available compensation data from the peer group and subscription summary data, which were provided by Pay Governance. Based on these criteria, our peer group for 2022, as approved by our compensation committee, is comprised of the following 16 companies:

ACADIA Pharmaceuticals	Deciphera Pharmaceuticals	Revance Therapeutics
Acceleron Pharma	Global Blood Therapeutics	Sage Therapeutics
Agios Pharmaceuticals	Ionis Pharmaceuticals	Ultragenyx Pharmaceuticals
Amicus Therapeutics, Inc.	Ironwood Pharmaceuticals	Zogenix
Biohaven Pharma Holding Co.	Insmed Incorporated
Blueprint Medicines	PTC Therapeutics

The 2022 peer group represents a group of biopharmaceutical companies more similar to us in key measures than the list we used in 2021, in light of our substantial growth and the advancement of our development pipeline, focusing on companies that are similar to us in terms of market capitalization, business results and product development. Specifically, Akebia Therapeutics, Aimmune Therapeutics, Epizyme, Esperion Therapeutics, Iovance Biopharmaceutics, MyoKardia, Karyopharma Therapeutics, and Reata Pharmaceuticals were removed from the 2022 peer group, and Amicus Therapeutics, Biohaven Pharmaceutical Holding Co., Ionis Pharmaceuticals, Ironwood Pharmaceuticals and Insmed Incorporated were added to the 2022 peer group.

Annual Compensation Review

Based on recommendations from management and the board of directors, and with the advice from the independent compensation consultant, the compensation committee reviews and approves the annual compensation of our executive officers, determines bonus and equity awards and establishes performance objectives at one or more meetings held during the first quarter of the year. However, the compensation committee may also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. For executive officers other than the Chief Executive Officer, the Chief Executive Officer makes recommendations for the annual compensation of such executive officers based on market data, and the performance of the individual, and the compensation committee reviews and approves the compensation of such executive officers. In the case of the Chief Executive Officer, the compensation committee evaluates his performance and makes a recommendation to the board of directors, which reviews and approves the compensation of the Chief Executive Officer. For all executive officers as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company- and industry-wide compensation levels and recommendations of the independent compensation consultant, including analyses of executive compensation paid at other companies identified by the independent compensation consultant.

Base Salary

Base salaries for our executive officers are intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent. Base salaries are originally established at the time the executive is hired based on individual experience, skills and expected contributions, our understanding of what executives in similar positions at peer companies are paid, and negotiations during the hiring process. The base salaries of our executive officers are reviewed annually and may be adjusted to reflect market conditions, our executives’ performance during the prior year, our financial position and any changes in the scope of the officer’s responsibilities. None of our named executive officers is currently party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. Any changes in base salary made as part of the annual review are typically made effective in January or February of each year.

In January 2021, our compensation committee approved increases in base salary for each of our executive officers serving at that time, based upon our performance during calendar year 2020, the executive officer’s professional growth and achievement of individual objectives and the level of base salary paid by companies in our peer group or in survey data for similar positions. The table below sets forth the base salaries for each of our named executive officers in 2020 and 2021:

Named Executive Officer	2020 Salary ($)	2021 Salary ($)	Percentage Increase
Cedric Francois	625,000	650,000	4.0%
Tim Sullivan	435,000	455,000	4.6%
Pascal Deschatelets	425,000	440,000	3.5%
Federico Grossi	410,000	440,000	7.3%
Adam Townsend	435,000	450,000	3.4%

In January 2022, our compensation committee approved increases in base salary for each of our executive officers serving at that time, based upon our performance during calendar year 2021, the executive officer’s professional growth and achievement of individual objectives and the level of base salary paid by companies in our peer group or in survey data for similar positions. The table below sets forth the adjustments to base salary, in dollars and as a percentage, for each of our named executive officers:

Named Executive Officer	2021 Salary ($)	2022 Salary ($)	Percentage Increase
Cedric Francois	650,000	685,000	5.4%
Tim Sullivan	455,000	471,000	3.5%
Pascal Deschatelets	440,000	455,000	3.4%
Federico Grossi	440,000	455,000	3.4%
Adam Townsend	450,000	466,000	3.6%

Annual Cash Incentive Program

Our cash incentive award under the 2021 annual cash incentive program as a percentage of the named executive officer’s annual base salary in 2021, the target cash incentive award opportunity in dollars for 2021 and the actual cash incentive award payments to our named executive officers for 2021 performance, which were paid in February 2022, as well as the actual 2021 cash incentive award payment as a percentage of each officer’s 2021 target cash incentive award opportunity are discussed below.

Named Executive Officer	2021 Target (%)	2021 Target ($)	Actual Bonus for 2021 ($)	Ratio (%)
Cedric Francois	60%	390,000	312,000	80.00%
Timothy Sullivan	45%	204,750	163,800	80.00%
Pascal Deschatelets	45%	198,000	158,400	80.00%
Federico Grossi	40%	176,000	140,800	80.00%
Adam Townsend	40%	180,000	144,000	80.00%

Under our 2021 annual cash incentive program, cash incentive awards were determined by multiplying the target cash incentive award for each executive officer by a corporate performance factor established by our compensation committee based on our performance as measured against our corporate goals, which cover our clinical and pipeline development, our commercialization of our products and our operational effectiveness. Our compensation committee has the discretion to adjust the size of individual awards upward or downward based on individual performance but did not do so with respect to the 2021 cash incentive awards for any of the named executive officers. The compensation committee sets the target cash incentive award opportunity at the beginning of the year, based primarily on peer group and subscription summary data provided by the independent compensation consultant.

In March 2021 our compensation committee approved a set of corporate performance goals after discussion and review with management. For calendar year 2021 our corporate performance goals included: (1) achievement of positive results in our DERBY and OAKS clinical trials; (2) preparation for regulatory interactions with the FDA and the European Medicines Agency (EMA); (3) progression of our rare disease indications into late-stage clinical trials; (4) advancement of our development pipeline; (5) a successful commercial launch of EMPAVELI in the United States; and (6) investment in our infrastructure and governance to allow for efficiency, scalability and growth.

During the last quarter of each year, our senior management team evaluates our company’s performance. Based on this evaluation, our Chief Executive Officer recommends to our compensation committee corporate performance factor and any cash awards to our named executive officers under our annual cash incentive program. Our compensation committee then carefully reviews overall corporate performance and evaluates achievement of achieved results against pre-set corporate goals in accordance with its pay-for-performance philosophy.

During the fourth quarter of 2021 and the first quarter of 2022, our compensation committee met with our Chief Executive Officer as part of its annual compensation review and discussed our corporate performance in 2021 and the Chief Executive Officer’s recommendations for cash incentive awards for each of our executive officers other than the Chief Executive Officer. As part of its evaluation of our corporate performance, the committee noted the status of the U.S. commercial launch of EMPAVELI, the achievement of primary endpoint in our OAKS trial and the miss in attainment of the primary endpoint in our DERBY trial, and mixed results in progressing our rare disease indications into late-stage clinical trials.

In accordance with the compensation philosophy of pay-for-performance and based upon our overall performance during 2021 as measured against our pre-set corporate goals for calendar year 2021, our compensation committee recommended, and our board approved, a corporate performance factor of 80% for the purposes of executive compensation. On that basis, each of our named executive officers received cash incentive awards equal to 80% of their target cash incentive award for calendar year 2021 without individual adjustments.

In January 2022, our compensation committee reviewed the current target bonus percentage as a percentage of each executive officer’s 2022 base salary, based upon the target bonus percentages for similar positions within our peer group, and approved the following target bonus percentages for each of our named executive officers:

Named Executive Officer	2022 Target (%)
Cedric Francois	68%
Timothy Sullivan	45%
Pascal Deschatelets	45%
Federico Grossi	40%
Adam Townsend	45%

Equity Awards

Our equity awards program is designed to:

•	reward demonstrated leadership and performance;

•	align our executive officers’ interests with those of our stockholders;

•	retain our executive officers through the term of the awards;

•	maintain competitive levels of executive compensation; and

•	motivate our executive officers for outstanding future performance.

The market for qualified and talented executives in the biopharmaceutical and biotechnology industries is highly competitive and we compete for talent with many companies that have greater resources than we do. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer.

Historically, our equity awards have generally taken the form of stock options. In 2020 we introduced restricted stock units as part of our equity award program, consistent with the competitive market for talent in our industry and reflective of the growth of the Company. Each restricted stock unit represents the right to receive one share of common stock upon vesting. We typically make equity award grants to each of our executive officers upon commencement of employment, annually in conjunction with our review of executive compensation, in connection with a promotion, or as a special incentive.

All equity awards to our executive officers are approved by our compensation committee and, other than equity awards to new hires, are typically granted by our compensation committee in the first quarter of the year. The size of equity awards varies among our executive officers based on their positions and annual performance assessments. All stock options granted to our executive officers have exercise prices equal to the fair market value of our common stock on the date of grant, so that the recipient will not realize any value from his or her options unless our share price increases above the exercise price on the date of grant. Accordingly, this portion of our executive officers’ compensation is at risk and is directly aligned with stockholder value creation.

In addition, equity grants to our executive officers with time-based vesting typically vest over four years. We believe that time-based vesting provides an incentive to our executive officers to add value over the long-term and to remain with our company. Typically, options with time-based vesting have a ten-year term and vest as to 25% of the shares on the first anniversary of their grant date and then in equal monthly installments thereafter until the fourth anniversary of such date. Vesting of option grants to employees ceases upon termination of employment, and, except in the case of death or disability, exercise rights typically cease three months following termination of employment for grants made under our 2017 Plan and one year following termination of employment for grants made under our 2010 equity incentive plan, or our 2010 Plan. Prior to the exercise of an option, the stock option holder does not have any rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents. We also grant restricted stock units with time-based vesting. Typically, our restricted stock units with time-based vesting vest as to 25% of the shares on the first anniversary of the grant date and 25% on each anniversary of the grant date thereafter. Vesting of restricted stock units to employees ceases upon termination of employment. The compensation committee may approve different award types in the future as part of the overall compensation strategy. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of equity awards, depending on the compensation committee’s assessment of the total compensation package being offered.

In January 2021, in addition to the grant of options and restricted stock units with time-based vesting, the compensation committee granted stock options and restricted stock units to the executive officers, including the named executive officers, the vesting of which was triggered upon the achievement of a performance condition related to the ongoing Phase 3 clinical trials in GA (the “2021 Performance Condition”). The compensation committee determined that the 2021 Performance Condition aligned the incentives of the executive officers directly with the achievement of the key milestone relevant to measuring the success of our company during calendar year 2021. If the 2021 Performance Condition had been met, the stock options and restricted stock units would have been triggered and these stock options and restricted stock units would have been subject to a vesting schedule comparable to the vesting schedules of our time-based options and restricted stock units. The 2021 Performance Condition was not met and therefore the performance stock options and restricted stock units lapsed and were forfeited. We believe that the forfeiture of the performance-based awards granted in 2021, which reflected a significant component of the equity compensation of executive officers for calendar year 2021, reflects our commitment to a pay-for-performance philosophy.

	2021 Time-Based Equity Award		2021 Performance-Based Award
Named Executive Officer	Stock Options (1)	Restricted Stock Units (2)	Stock Options (3)	Restricted Stock Units (4)
Cedric Francois	150,000	25,000	75,000	12,500
Timothy Sullivan	45,000	7,500	22,500	3,750
Pascal Deschatelets	45,000	7,500	11,250	1,875
Adam Townsend	45,000	7,500	11,250	1,875
Federico Grossi	45,000	7,500	11,250	1,875

(1)

The stock options vest as to 25% of the shares on the first anniversary of the grant date and then in equal monthly installments thereafter until the fourth anniversary of such date, subject to continued service.

(2)	The restricted stock units vest 25% of the shares on the first anniversary of the grant date and 25% on each anniversary of the grant date thereafter, subject to continued service.
(3)

The vesting of the performance-based stock options would have been triggered upon achievement of the 2021 Performance Condition. If the 2021 Performance Condition had been met by December 31, 2021, then the stock options would have vested as to 25% of the shares on the first anniversary of the grant date and then in equal monthly installments thereafter until the fourth anniversary of such date, subject to continued service. The 2021 Performance Condition was not satisfied, and therefore the award was forfeited on December 31, 2021.

(4)

The restricted stock units vest subject to the achievement of the 2021 Performance Condition. If the 2021 Performance Condition had been met by December 31, 2021, then the restricted stock units would have vested 25% of the shares on the first anniversary of the grant date and 25% on each anniversary of the grant date thereafter, subject to continued service. The 2021 Performance Condition was not satisfied, and therefore the award was forfeited on December 31, 2021.

The compensation committee may approve different award types in the future as part of the overall compensation strategy. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of equity awards, depending on the compensation committee’s assessment of the total compensation package being offered.

The equity awards granted to our named executive officers during the fiscal year ended December 31, 2021, and the grant date fair value of those awards determined in accordance with FASB ASC Topic 718, are shown in the Summary Compensation Table and the 2021 Grants of Plan-Based Awards table below.

In January 2022, after a review of our executive compensation policies with Pay Governance, our compensation committee approved equity incentive awards and performance incentive awards for our named executive officers serving at that time as set forth in the table below. The executive officers received both time-based and performance-based equity awards. The compensation committee determined that the allocation of both the time-based and performance-based equity awards between stock options and restricted stock units should be 50/50%, with the stock options valued by the Black-Scholes method at the time of grant and the restricted stock units valued at the closing price of the Company’s common stock on the date of grant. The performance-based equity awards are subject to the attainment of each of the following events: (i) the submission of an NDA for intravitreal pegcetacoplan with the FDA for the treatment of GA in the second quarter of 2022; (ii) the acceptance of such NDA with priority review by the FDA; and (iii) receipt of approval of the NDA by the FDA by March 15, 2023 (collectively, the “2022 Performance Condition”). The compensation committee determined that the 2022 Performance Condition aligns the incentives of the executive officers directly with the achievement of the key milestone relevant to measuring the success of our company during calendar year 2022.

	2022 Time-Based Equity Award		2022 Performance-Based Award
Named Executive Officer	Stock Options (1)	Restricted Stock Units (2)	Stock Options (3)	Restricted Stock Units (4)
Cedric Francois	150,672	106,244	19,728	13,908
Timothy Sullivan	43,670	30,787	16,572	11,683
Pascal Deschatelets	36,951	26,051	14,023	9,886
Adam Townsend	36,951	26,051	14,023	9,886
Federico Grossi	36,951	26,051	14,023	9,886

(1)

The stock options vest as to 25% of the shares on the first anniversary of the grant date and then in equal monthly installments thereafter until the fourth anniversary of such date, subject to continued service.

(2)	The restricted stock units vest 25% of the shares on the first anniversary of the grant date and 25% on each anniversary of the grant date thereafter, subject to continued service.
(3)

The vesting of the performance-based stock options is triggered upon achievement of the 2022 Performance Condition. If the 2022 Performance Condition is met, then the stock options will vest as to 25% of the shares on the first anniversary of the grant date and then in equal monthly installments thereafter until the fourth anniversary of such date, subject to continued service. If the 2022 Performance Condition is not met, then the options will lapse and be forfeited.

(4)

The restricted stock units vest subject to the achievement of the 2022 Performance Condition. If the 2022 Performance Condition is met, the restricted stock units vest 25% of the shares on the first anniversary of the grant date and 25% on each anniversary of the grant date thereafter, subject to continued service. If the 2022 Performance Condition is not met, then the restricted stock units will lapse and be forfeited.

Separation Benefits Plan

On October 1, 2019, our board of directors adopted an Executive Separation Benefits and Retention Plan, or the Separation Benefits Plan. The Separation Benefits Plan applies to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Medical Officer, Chief Innovation Officer, and certain other executive officers designated as such by the board of directors, collectively referred to as “C-level officers,” as well as certain other employees of the Company who hold a title of vice-president or higher, who, together with the C-Level Officers, are referred to as “covered employees.” All of our named executive officers are covered by the Separation Benefits Plan.

The Separation Benefits Plan provides for separation benefits for covered employees in the event of (i) a termination of employment by us other than for cause or (ii) a resignation for good reason upon a change in control upon or within 12 months following a change in control. Prior to the adoption of the Separation Benefits

Plan, most of our executive officers did not have a severance arrangement. The Separation Benefits Plan was adopted in consultation with Radford, which provided data on severance practices among our peer group at the time of adoption, to more closely align our executives’ total compensation packages with market standards.

Not for Cause Termination Not Within Twelve Months of Change of Control

Under the terms of the Separation Benefits Plan, subject to the execution and effectiveness of a separation and release of claims agreement, if a covered employee’s employment is terminated by us other than for cause, which termination does not occur during the twelve-month period after a change of control, we will be obligated to:

•

continue to pay the covered employee’s monthly base salary for a severance period of (i) 12 months, in the case of the Chief Executive Officer, (ii) nine months, in the case of the other C-level officers, or (iii) 26 weeks, in the case of other covered employees; and

•

provided that the covered employee is eligible for and elects to continue receiving medical insurance pursuant to COBRA, pay on such person’s behalf the share of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage during the severance period; provided, however, that in the event the covered employee becomes eligible during the severance period for group health insurance coverage through another employer, our obligation to make monthly premium payments shall end when the new employment begins.

Not for Cause Termination or Good Reason Resignation Within Twelve Months of Change of Control

Under the terms of the Separation Benefits Plan, subject to the execution and effectiveness of a severance and release of claims agreement, if, during the twelve-month period after a change of control, a covered employee’s employment is terminated by us other than for cause, or the covered employee resigns for good reason, we will be obligated to:

•

pay a lump sum equal to the covered employee’s monthly base salary for a severance period of (i) 18 months, in the case of the Chief Executive Officer, (ii) 12 months, in the case of the other C-level officers, or (iii) 26 weeks, in the case of other covered employees;

•

pay to C-level officers a lump sum equal to 150%, in the case of the Chief Executive Officer, or (ii) 100%, in the case of other C-level officers, of such C-level officers’ target bonus award for the year in which the termination of employment occurs, without regard to whether the performance goals applicable to such target bonus had been established or satisfied at the date of termination;

•

provided that the covered employee is eligible for and elects to continue receiving medical insurance pursuant to COBRA, pay on such covered employee’s behalf the share of the monthly premiums for such coverage that it pays for active and similarly situated employees receiving the same type of coverage during the severance period; provided, however, that in the event the covered employee becomes eligible during the severance period for group health insurance coverage through another employer, our obligation to make monthly premium payments shall end when the new employment begins;

•	arrange and pay for reasonable outplacement services for the covered employee; and

•

accelerate the vesting of all equity awards, other than terms more favorable to the covered employee, effective as of the date of termination, held by such covered employee at the date of termination (other than equity awards that vest on the basis of performance and do not provide solely for time-based vesting), such that such equity awards shall become 100% vested.

Benefits and Other Compensation

Other compensation to our executive officers consists primarily of the broad-based benefits we provide to all full-time employees in the United States, including medical, dental and vision insurance, group life and disability insurance, an employee stock purchase plan and a 401(k) plan. Pursuant to our employee stock purchase plan, employees, including our named executive officers, have an opportunity to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. The employee stock purchase plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. The purpose of the employee stock purchase plan is to encourage our employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders. Pursuant to our 401(k) plan, employees, including our named executive officers, may elect to defer a portion of their current compensation up to the statutorily prescribed annual limit (which was $19,500 in 2021), with additional salary deferrals not to exceed $26,000 available to those employees 50 years of age or older, and to have the amount of this deferral contributed to our 401(k) plan. We make discretionary matching contributions and other employer contributions on behalf of eligible employees under our 401(k) plan. For the fiscal year ended December 31, 2021, we matched a portion of eligible employee contributions equal to 50% of the first 10% of eligible contributions pursuant to our 401(k) plan’s matching formula.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. None of our named executive officers received perquisites or other personal benefits with an aggregate value of $10,000 or more in 2021. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Certain executive officers, other than the named executive officers, may be entitled to certain severance and/or change in control protections pursuant to their employment agreements.

We do not offer any defined benefit pension plans or nonqualified deferred compensation arrangements for our employees.

Insider Trading Policy

Our insider trading policy expressly prohibits short sales and derivative transactions of our stock by our named executive officers, directors and specified other employees, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities based on the Company’s securities; and purchases of financial instruments that are designed to hedge or offset any decrease in the market value of Company securities. In addition, our insider trading policy prohibits our named executive officers, directors and specified other employees from purchasing our securities on margin, borrowing against company securities held in a margin account, or pledging our securities as collateral for a loan.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any taxable year to each of the company’s chief executive officer, chief financial officer and three most highly compensated officers (other than the chief executive officer and chief financial officer). Historically, compensation paid to our Chief Financial Officer and compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax reform legislation signed into law on December 22, 2017, expanded the deduction limitation to apply to compensation in excess of $1 million paid in any taxable year to our Chief Financial Officer and eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executive officers described above (other than certain grandfathered compensation) will not be deductible by us. Our board of directors and compensation committee reserve the right to use their business judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the board or compensation committee, as applicable, believe that compensation is appropriate and in the best interests of the Company and our stockholders, after taking into consideration changing business conditions and performance of our employees.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Internal Revenue Code provide that officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code.

We follow FASB ASC 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executive officers to produce superior short- and long-term results that are in the best interests of our company and stockholders in order to attain our ultimate objective of increasing stockholder value. We have established, and our compensation committee endorses, these structures in order to address and mitigate compensation related risk. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee recommended to the Company’s board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS OF APELLIS

PHARMACEUTICALS, INC.

Stephanie Monaghan O’Brien, Chair

Alec Machiels

Paul Fonteyne

April 20, 2022

FURTHER INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Cedric Francois, M.D., Ph.D.(5) President & Chief Executive Officer	2021	647,115	312,000	1,683,750	6,468,750	10,424	9,122,039
	2020	618,769	429,687	1,523,844	6,703,125	—	9,275,425
	2019	560,019	427,893	—	3,279,270	—	4,267,182
Timothy Sullivan Chief Financial Officer	2021	452,692	163,800	505,125	1,940,625	13,674	3,075,916
	2020	430,269	244,688	518,129	2,279,063	13,000	3,485,149
	2019	386,423	214,730	—	1,108,650	9,500	1,719,303
Pascal Deschatelets, Ph.D. Chief Scientific Officer	2021	438,269	158,400	420,938	1,617,188	13,180	2,647,975
	2020	423,500	239,062	415,594	1,828,125	11,801	2,918,082
	2019	404,077	252,608	—	1,108,650	55,893	1,821,228
Federico Grossi, M.D., Ph.D.(6)
Chief Medical Officer	2021	436,539	140,800	420,938	1,617,188	674	2,616,139

Adam Townsend (7)
Chief Commercial Officer	2021	448,269	144,000	420,938	1,617,188	10,424	2,640,819
	2020	430,038	217,500	415,594	1,828,125	9,750	2,901,007

(1)	The amounts reported in the “Bonus” column represent discretionary annual cash bonuses awarded to our named executive officers.
(2)

The dollar amounts in this column represent the grant date market value of the restricted stock units awarded during the year computed in accordance with FASB ASC Topic 718, which is determined by multiplying the market price of shares as of the date of the grant by the number of restricted stock units granted. The value of restricted stock units subject to the 2021 Performance Condition is included at the highest level of performance, as the achievement of the 2021 Performance Condition was regarded as probable at the grant date.

(3)

The amounts reported in the “Options Awards” column reflect the aggregate grant date fair value of options awarded during the year, computed in accordance with the provisions of FASB ASC Topic 718, using a Black-Scholes valuation model. For the assumptions made in determining these values, see Note 17 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. For purposes of these calculations, we have disregarded the possibility of forfeitures related to service-based vesting conditions. The value of stock options subject to the 2021 Performance Condition is included at the highest level of performance, as the achievement of the 2021 Performance Condition was regarded as probable at the grant date.

(4)

The amounts reported in the “All Other Compensation” column consist of the value of company paid life insurance premiums and the amounts we contributed to our 401(k) plan in respect of our named executive officers. In 2021, we paid life insurance premiums of $674 for each named executive officer, and we made 401(k) plan contributions of $9,750 for Dr. Francois, $13,000 for Mr. Sullivan, $12,506 for Dr. Deschatelets, and $9,750 for Mr. Townsend.

(5)	Dr. Francois also serves as a member of our board of directors but does not receive any additional compensation for his service as a director.
(6)	Mr. Grossi was not a named executive officer during 2020 or 2019.
(7)	Mr. Townsend was not a named executive officer during 2019.

Grants of Plan Based Awards

The following table sets forth certain information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2021.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2021

			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Notes	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/ share) (1)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Cedric Francois, M.D., Ph.D	1/28/21	(3)	—	12,500	—	—	—	—	561,250
	1/28/21	(4)	—	75,000	—	—	—	44.90	2,156,250
	1/28/21	(5)	—	—	—	25,000	—	—	1,122,500
	1/28/21	(6)	—	—	—	—	150,000	44.90	4,312,500
Timothy Sullivan	1/28/21	(3)	—	3,750	—	—	—	—	168,375
	1/28/21	(4)	—	22,500	—	—	—	44.90	646,875
	1/28/21	(5)	—	—	—	7,500	—	—	336,750
	1/28/21	(6)	—	—	—	—	45,000	44.90	1,293,750
Pascal Deschatelets, Ph.D.	1/28/21	(3)	—	1,875	—	—	—	—	84,188
	1/28/21	(4)	—	11,250	—	—	—	44.90	323,438
	1/28/21	(5)	—	—	—	7,500	—	—	336,750
	1/28/21	(6)	—	—	—	—	45,000	44.90	1,293,750
Federico Grossi M.D., Ph.D.	1/28/21	(3)	—	1,875	—	—	—	—	84,188
	1/28/21	(4)	—	11,250	—	—	—	44.90	323,438
	1/28/21	(5)	—	—	—	7,500	—	—	336,750
	1/28/21	(6)	—	—	—	—	45,000	44.90	1,293,750
Adam Townsend	1/28/21	(3)	—	1,875	—	—	—	—	84,188
	1/28/21	(4)	—	11,250	—	—	—	44.90	323,438
	1/28/21	(5)	—	—	—	7,500	—	—	336,750
	1/28/21	(6)	—	—	—	—	45,000	44.90	1,293,750

(1)	The exercise price of these stock options is equal to the closing price of our common stock on the Nasdaq Global Select Market on the grant date.
(2)

Amounts represent the grant date market value of the restricted stock units and grant date fair value of stock options awarded to the named executive officers, calculated in accordance with FASB ASC Topic 718, using a Black-Scholes valuation model. For the assumptions made in determining these values, see Note 17 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. For purposes of these calculations, we have disregarded the possibility of forfeitures related to service-based vesting conditions.

(3)

The amounts shown reflect performance-based restricted stock units granted pursuant to our 2017 Plan. These restricted stock units vest subject to the achievement of the 2021 Performance Condition. If the 2021 Performance Condition had been met, the restricted stock units would have vested 25% of the shares on the first anniversary of the grant date and 25% on each anniversary of the grant date thereafter, subject to continued service. The 2021 Performance Condition was not satisfied, and the award was forfeited on December 31, 2021. The value of restricted stock units subject to the 2021 Performance Condition is included at the highest level of performance, as the achievement of the 2021 Performance Condition was regarded as probable at the grant date.

(4)

The amounts shown reflect performance-based stock options granted pursuant to our 2017 Plan. These options had a ten-year term and is triggered upon achievement of the 2021 Performance Condition. If the performance condition had been met by December 31, 2021, then the stock options would have vested as to 25% of the shares on the first anniversary of the grant date and then in equal monthly installments thereafter until the fourth anniversary of such date, subject to continued service. The 2021 Performance Condition was not satisfied, and the award was forfeited on December 31, 2021. The value of stock options subject to the

2021 Performance Condition is included at the highest level of performance, as the achievement of the 2021 Performance Condition was regarded as probable at the grant date.
(5)

The amounts shown reflect time-based restricted stock units granted pursuant to our 2017 Plan. These restricted stock units vest over four years with 25% of each restricted stock unit vesting on the first anniversary of the grant date and 25% on each anniversary of the grant date thereafter.

(6)

The amounts shown reflect time-based stock options granted pursuant to our 2017 Plan. These options have a ten-year term and vest over four years with 25% vesting on the first anniversary of the grant date and the balance vesting thereafter in 36 equal monthly installments with the first such installment vesting on the date one month after the first anniversary of the grant date.

Outstanding Equity Awards at 2021 Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
Cedric Francois, M.D., Ph.D.	1/28/21	—	—	—	—	25,000	1,182,000	—	—
	1/28/21 (4)	—	150,000	44.90	1/27/31	—	—	—	—
	2/10/20	—	—	—	—	25,782	1,218,973	—	—
	2/10/20 (4)	94,530	111,720	44.33	2/9/30	—	—	—	—
	2/8/19 (4)	199,041	81,959	13.85	2/7/29	—	—	—	—
	2/16/18 (4)	268,333	11,667	14.95	2/15/28	—	—	—	—
	8/21/17	375,538	—	4.31	8/20/27	—	—	—	—
	2/8/16	273,840	—	3.76	2/7/26	—	—	—	—
	12/5/13	478,200	—	2.67	12/5/23	—	—	—	—
Timothy Sullivan	1/28/21	—	—	—	—	7,500	354,600	—	—
	1/28/21 (4)	—	45,000	44.90	1/27/31	—	—	—	—
	2/10/20	—	—	—	—	8,766	414,456	—	—
	2/10/20 (4)	32,140	37,985	44.33	2/9/30	—	—	—	—
	2/8/19 (4)	67,291	27,709	13.85	2/7/29	—	—	—	—
	2/16/18 (4)	23,958	1,042	14.95	2/15/28	—	—	—	—
	10/18/17	358,619	—	10.03	10/18/27	—	—	—	—
Pascal Deschatelets, Ph.D.	1/28/21	—	—	—	—	7,500	354,600	—	—
	1/28/21 (4)	—	45,000	44.90	1/27/31	—	—	—	—
	2/10/20	—	—	—	—	7,032	332,473	—	—
	2/10/20 (4)	25,780	30,470	44.33	2/9/30	—	—	—	—
	2/8/19 (4)	67,291	27,709	13.85	2/7/29	—	—	—	—
	2/16/18 (4)	105,416	4,584	14.95	2/15/28	—	—	—	—
	8/21/17	187,529	—	4.31	8/20/27	—	—	—	—
	2/8/16	227,494	—	3.76	2/6/26	—	—	—	—
	12/5/13	368,999	—	2.67	12/5/23	—	—	—	—
Federico Grossi, M.D., Ph.D.	1/28/21	—	—	—	—	7,500	354,600	—	—
	1/28/21 (4)	—	45,000	44.90	1/27/31	—	—	—	—
	2/10/20	—	—	—	—	7,032	332,473	—	—
	2/10/20 (4)	25,780	30,470	44.33	2/9/30	—	—	—	—
	2/8/19 (4)	60,208	24,792	13.85	2/7/29	—	—	—	—
	2/16/18 (4)	191,666	8,334	14.95	2/15/28	—	—	—	—

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)
	8/21/17	70,323	—	4.31	8/20/27	—	—	—	—
	2/8/16	3,661	—	3.76	2/6/26	—	—	—	—
	12/12/14	34,073	—	3.20	12/12/24	—	—	—	—
Adam Townsend	1/28/21	—	—	—	—	7,500	354,600	—	—
	1/28/21 (4)	—	45,000	44.90	1/27/31	—	—	—	—
	2/10/20	—	—	—	—	7,032	332,473	—	—
	2/10/20 (4)	25,780	30,470	44.33	2/9/30	—	—	—	—
	2/8/19 (4)	3,541	1,459	13.85	2/7/29	—	—	—	—
	11/16/18 (4)	289,062	85,938	15.09	11/15/28	—	—	—	—

(1)

Amounts shown are based on a price of $47.28 per share, which was the closing price of our common stock as reported on the Nasdaq Global Select Market on December 31, 2021, the last trading day of the year.

(2)

These time-based restricted stock units vest over four years with 25% of each restricted stock unit vesting on the first anniversary of the grant date and 25% on each anniversary of the grant date thereafter.

(3)

The restricted stock units subject to the achievement of the 2021 Performance Condition were forfeited on December 31, 2021 and therefore were not outstanding at fiscal year-end. There were no shares, units or other rights awarded under an equity incentive plan that had not vested and that had not been earned at fiscal year-end.

(4)

These time-based stock options have a ten-year term and vest over four years with 25% vesting on the first anniversary of the grant date and the balance vesting thereafter in 36 equal monthly installments with the first such installment vesting on the date one month after the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table sets forth information concerning option exercises for each of our named executive officers during the fiscal year ended December 31, 2021:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Cedric Francois, M.D., Ph.D.	86,187	3,648,383	8,593	410,058
Timothy Sullivan	39,880	1,955,715	2,922	139,438
Pascal Deschatelets, Ph.D.	29,500	1,437,531	2,343	111,808
Federico Grossi, M.D., Ph.D.	40,000	1,788,300	2,343	111,808
Adam Townsend	—	—	2,343	111,808

(1)	The value realized when the stock options were exercised represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the stock options.
(2)	The value realized when the stock awards vested represents the fair market value of the shares at the time of vesting of the stock awards.

Employment Agreements and Change in Control and Severance Arrangements

We entered into an offer letter with Mr. Sullivan, our Chief Financial Officer, on October 9, 2017 and an employment agreement with Mr. Townsend, our Chief Commercial Officer, on November 16, 2018. These offer letters and employment agreements established their terms of employment with us, including their respective title, salary, bonus and eligibility for benefits. Otherwise, we are not party to offer letters or employment agreements with our other three named executive officers.

The Separation Benefits Plan provides for separation benefits for C-level officers, including our named executive officers, and other covered employees in the event of (i) a termination of employment by us other than for cause or (ii) a resignation for good reason upon a change in control upon or within 12 months following a change in control. These provisions are summarized above. See “—Compensation Discussion and Analysis.”

Cash Severance upon Termination without Cause, Not Upon Change of Control

The following table sets forth information regarding the value of the benefits that our named executive officers would have received under the Separation Benefits Plan if they were terminated by us other than for cause on December 31, 2021.

Name	Not-for-Cause Separation ($)
Cedric Francois, M.D., Ph.D.	672,229	(1)
Timothy Sullivan	357,922	(2)
Pascal Deschatelets, Ph.D.	346,672	(2)
Federico Grossi, M.D., Ph.D	347,986	(2)
Adam Townsend	355,486	(2)

(1)	Twelve (12) months of monthly Base Salary and COBRA coverage for twelve (12) months.
(2)	Nine (9) months of monthly Base Salary and COBRA coverage for nine (9) months.

Cash Severance Upon a Change of Control

The following table sets forth information regarding the value of the benefits that our named executive officers would have received under the Separation Benefits Plan if, on December 31, 2021, they were terminated by us other than for cause or resigned with good reason, and such separation occurred within 12 months following a change of control.

Name	Change of Control ($)	Qualifying Termination within 12 Months Following Change of Control ($)
Cedric Francois, M.D., Ph.D.	—	1,608,344	(1)
Timothy Sullivan	—	696,979	(2)
Pascal Deschatelets, Ph.D.	—	675,229	(2)
Federico Grossi, M.D., Ph.D	—	654,981	(2)
Adam Townsend	—	668,981	(2)

(1)

Eighteen (18) months of monthly Base Salary, 150% of the target bonus award for the year in which the termination occurs, COBRA coverage for eighteen (18) months and outplacement services for six (6) months.

(2)

Twelve (12) months of monthly Base Salary, 100% of the target bonus award for the year in which the termination occurs, COBRA coverage for twelve (12) months and outplacement services for six (6) months.

Acceleration of Vesting Upon a Change of Control

The options held by Dr. Francois, Mr. Sullivan and Dr. Deschatelets that were granted prior to January 1, 2020 fully vest upon a change of control. Under the Separation Benefits Plan, the options held by the other named executive officers vest with respect to all then unvested shares upon the occurrence of a termination of employment without cause or a resignation for good reason within twelve months following a change of control.

The following table sets forth information regarding the value that would have been received by each of our named executive officers from an acceleration of vesting in connection with a change of control or, as applicable, a qualifying termination of employment following a change of control, assuming the acceleration event had occurred on December 31, 2021.

Name	Change of Control ($) (1)	Qualifying Termination within 12 Months Following Change of Control ($) (1)
Cedric Francois, M.D., Ph.D.	3,117,083	3,087,547
Timothy Sullivan	960,000	988,212
Pascal Deschatelets, Ph.D.	1,074,513	884,059
Federico Grossi, M.D., Ph.D	—	1,982,294
Adam Townsend	—	3,699,178

(1)	Values calculated based on a per-share price of $47.28, the closing price of our common stock on December 31, 2021 on the Nasdaq Global Select Market.

Other Agreements

We have also entered into employee confidentiality, inventions, non-solicitation, and non-competition agreements with each of our named executive officers. Under the employee confidentiality, inventions, non-solicitation, and non-competition agreements, each named executive officer has agreed (1) not to compete with us during his or her employment and for a period of one year after the termination of his or her employment, (2) not to solicit our employees during his or her employment and for a period of one year after the termination of his or her employment, (3) to protect our confidential and proprietary information and (4) to assign to us related intellectual property developed during the course of his or her employment.

Rule 10b5-1 Plans

Certain of our executive officers have adopted, and directors and other executive officers may in the future adopt, written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee’s annual total compensation to the annual total compensation of our principal executive officer.

We identified our median employee based on our global workforce as of December 31, 2021. We determined the median employee from the global workforce of 562 persons (excluding our chief executive officer) based on the aggregate of base salary (plus overtime, as applicable and annualized in the case of full- and part-time employees who joined the Company during 2021), cash bonus, and the grant date fair value of long-term incentive compensation awards. The annual total compensation of our median employee (other than the chief executive officer) for 2021 was $321,867. As disclosed in the Summary Compensation Table above, our chief executive officer’s annual total compensation for 2021 was $9,122,039. Based on the foregoing, our estimate of the ratio of the annual total compensation of our chief executive officer to the median of the annual total compensation of all other employees was 28.3 to 1.

Median Employee
Base Salary ($)	190,320
Cash Bonus ($)	34,373
Long-term Incentive Awards ($)	87,337
All Other Compensation ($) (1)	9,837
Total ($)	321,867

(1)	Amount represents the value of Company paid life insurance and discretionary matching employer contribution under our 401(k) plan in respect of the median employee.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains information about our equity compensation plans as of December 31, 2021. As of December 31, 2021, we had three equity compensation plans which were approved by our stockholders: our 2010 Plan, our 2017 Plan, and our 2017 Employee Stock Purchase Plan, or the 2017 ESPP. In addition, we have our 2020 Plan pursuant to which we make grants inducement material to employees entering into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4), which was not approved by our stockholders.

	As of December 31, 2021
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)(2)(3)	12,240,588	$23.89	2,441,126
Equity compensation plans not approved by security holders(4)	1,549,350	$30.21	214,012
Total	13,789,938	$24.65	2,655,138

(1)	Consists of our 2010 Plan, our 2017 Plan and our 2017 ESPP.
(2)

As of December 31, 2021, 1,639,909 shares were available for issuance under our 2017 Plan, which became effective on November 8, 2017. The number of shares of our common stock reserved for issuance under the 2017 Plan increases (i) from time to time by the number of shares of our common stock subject to outstanding awards under our 2010 Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right, and (ii) annually on the first day of each fiscal year by an amount equal to the lowest of (a) 4,219,409 shares of our common stock, (b) 4.0% of the number of shares of our common stock outstanding on the first day of the fiscal year and (c) an amount determined by our board of directors. On January 1, 2022, an additional 3,900,850 shares of our common stock were reserved for issuance under the 2017 Plan, which shares are not reflected in the number of shares available for issuance under the 2017 Plan in the table above.

(3)

As of December 31, 2021, 801,217 shares were reserved for issuance under our 2017 ESPP, which became effective on November 8, 2017. The number of shares of our common stock reserved for issuance under the 2017 ESPP increases on the first day of each fiscal year by an amount equal to the lowest of (i) 937,646 shares of our common stock, (ii) 1.0% of the number of shares of our common stock outstanding on the first day of the fiscal year and (iii) an amount determined by our board of directors. 170,947 shares have been issued under the 2017 ESPP. Our compensation committee decided not to allocate additional shares to the 2017 ESPP for calendar year 2022.
(4)

Consists of shares of common stock issuable upon exercise of outstanding stock options granted pursuant to the Nasdaq inducement grant exception as a component of employment compensation for employees, including under our 2020 Plan, which became effective on February 25, 2020. The inducement grants were made as an inducement material to employees entering into employment with us in accordance with Nasdaq Listing Rule 5635(c)(4). As of December 31, 2021, 214,012 shares were reserved for issuance under the 2020 Plan. In January 2022, an additional 300,000 shares of our common stock were reserved for issuance under the 2020 Plan. See Note 17 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021 for additional information on the 2020 Plan.

TRANSACTIONS WITH RELATED PERSONS

The following is a description of transactions since January 1, 2021 to which we have been a party, and in which any of our directors, executive officers and holders of more than 5% of our voting securities and affiliates of our directors, executive officers and holders of more than 5% of our voting securities, had or will have a direct or indirect material interest. We believe that all of the transactions described below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Participation in November 2021 Public Offering of Common Stock

On November 18, 2021, we issued and sold 10,062,500 shares of our common stock at a price per share to the public of $40.00 in a follow-on public offering, which we refer to the as the November 2021 offering. We received total net proceeds of $380.4 million from the sale of shares in the November 2021 offering after deducting underwriting discounts and commissions of $22.1 million and estimated offering costs of approximately $0.6 million. In this offering, Morningside Venture Investments, Ltd., which was a beneficial owner of more than 5% of our voting securities prior to the November 2021 offering, purchased 250,000 shares for approximately $10.0 million through the underwriters at the public offering price.

Investors’ Rights Agreement

We are a party to an investors’ rights agreement, dated as of August 7, 2017, with certain stockholders, who purchased our preferred stock prior to our initial public offering, including some of our directors and 5% stockholders and their affiliates and entities affiliated with our officers and directors. The investors’ rights agreement provides these holders the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification of Officers and Directors

Our restated certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our current and former directors that may be broader in scope than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. In the case of those of our directors who are affiliated with certain of our 5% stockholders or their affiliates, the indemnification agreements also provide for indemnification of the applicable 5% stockholder or affiliate.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which our company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our principal financial officer. The policy calls for the proposed related person transaction to be reviewed and approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than the terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

PRINCIPAL STOCKHOLDERS

Unless otherwise provided below, the following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2022 by:

•	each person, or group of affiliated persons, who is known to us to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The column entitled “Percentage Beneficially Owned” is based on a total of 106,439,927 shares of our common stock outstanding as of March 31, 2022.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days after March 31, 2022 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Apellis Pharmaceuticals, Inc., 100 Fifth Avenue, Waltham, Massachusetts 02451.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
Morningside Venture Investments, Ltd.(1)	12,806,342	12.0%
Wellington Management Company(2)	12,478,253	11.7%
Avoro Capital Advisors LLC(3)	8,555,555	8.0%
The Vanguard Group(4)	7,917,099	7.4%
BlackRock, Inc.(5)	5,865,712	5.5%
T. Rowe Price (6)	5,307,486	5.0%
Directors and Named Executive Officers:
Cedric Francois(7)	3,137,574	2.9%
Gerald Chan(8)	194,674	*
A. Sinclair Dunlop(9)	527,208	*
Paul Fonteyne(10)	70,100	*
Alec Machiels(11)	1,225,358	1.1%
Stephanie Monaghan O’Brien(12)	194,674	*
Pascal Deschatelets(13)	1,873,260	1.7%
Timothy Sullivan(14)	572,648	*
Federico Grossi (15)	478,695	*
Adam Townsend(16)	384,601	*
All Executive Officers and Directors as a Group (15 persons)(17)	8,950,943	8.0%

*Represents beneficial ownership of less than 1% of our outstanding stock.

(1)

Frances Richard, Jill Marie Franklin, Peter Stuart Allenby Edwards and Cheung Ka Ho, the directors of Morningside Venture Investments, Ltd. (“MVIL”), share voting and dispositive control over the shares held by MVIL. The address for MVIL is 2nd Floor, Le Prince de Galles, 3-5 Avenue des Citronniers, MC 98000, Monaco.

(2)

Wellington Management Group LLP and certain of its subsidiaries (“Wellington”) hold shared voting power over 11,376,273 shares of common stock and shared dispositive power over 12,478,253 shares of common stock. The information reported is based solely on a Schedule 13G filed on February 4, 2022. The address of Wellington is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(3)

Avoro Capital Advisors LLC and Behzad Aghazadeh, who serves as the portfolio manager and controlling person of Avoro Capital Advisors LLC (together, “Avoro”) hold sole dispositive power and sole voting power over 8,555,555 shares of common stock. The information reported is based solely on a Schedule 13G filed on February 11, 2022. Avoro’s principal business office is 110 Greene Street, Suite 800, New York, NY 10012.

(4)

The Vanguard Group (“Vanguard”) holds shared voting power over 138,499 shares of common stock, sole dispositive power over 7,709,957 shares of common stock and shared dispositive power over 207,142 shares of common stock. The information reported is based solely on a Schedule 13G filed on February 9, 2022. Vanguard’s principal business address is 100 Vanguard Blvd, Malvern, PA 19355.

(5)

BlackRock Inc. holds sole dispositive power over 5,865,712 shares of common stock and holds sole voting power over 5,758,991 shares of common stock. The information reported is based solely on a Schedule 13G filed on February 3, 2022. BlackRock Inc.’s principal business address is 55 East 52nd Street, New York, NY 10055.

(6)

T. Rowe Price Associates. Inc. (“T. Rowe Price”) holds sole dispositive power over 5,307,486 shares of common stock and holds sole voting power over 1,015,451 shares of common stock. The information reported is based solely on a Schedule 13G filed on February 14, 2022. T. Rowe Price’s principal address is 100 E. Pratt Street, Baltimore, MD 21202.

(7)

Consists of (i) 801,258 shares of common stock held by Dr. Francois; (ii) 234,411 shares of common stock held by The Francois-DuBois Educational Trust, as to which Mr. Machiels holds a voting proxy and for which Fiduciary Trust Company of New England serves as trustee; (iii) 300,000 shares of common stock held by the Francois Grossi Trust; and (iv) 1,801,905 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.

(8)	Consists of 194,674 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.
(9)

Consists of (i) 332,534 shares of common stock held by affiliated entities; (ii) 66,894 shares of common stock held by Mr. Dunlop; and (iii) 127,780 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.

(10)	Consists of (i) 5,000 shares of common stock and (ii) 65,100 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.
(11)

Consists of (i) 259,544 shares of common stock; (ii) 250,000 shares of common stock owned by Bauhaus 1, LLC, which is wholly owned by a trust of which Mr. Machiels serves as investment trustee; (iii) 161,950 shares of common stock held by affiliates; (iv) 234,411 shares of common stock held by The Francois-DuBois Educational Trust, as to which Mr. Machiels holds a voting proxy; and (v) 319,453 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.

(12)	Consists of 194,674 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.
(13)	Consists of (i) 855,411 shares of common stock; and (ii) 1,017,849 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.
(14)	Consists of (i) 57,397 shares of common stock; and (ii) 515,251 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.
(15)	Consists of (i) 78,197 shares of common stock; and (ii) 400,498 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.
(16)	Consists of (i) 5,774 shares of common stock; and (ii) 378,827 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.
(17)	Consists of (i) 3,531,102 shares of common stock; and (ii) 5,419,841 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2022.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC. The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2021 by Section 16(a) of the Exchange Act, except with respect to: (i) the Form 4 for Mark Delong filed on October 27, 2021 relating to a grant of a restricted stock unit on October 20, 2021; and (ii) the Form 4 for Victoria Brown filed on October 27, 2021 relating to a grant of a restricted stock unit on October 20, 2021.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2021 and discussed them with the Company’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2021.

The audit committee has also received from, and discussed with, Deloitte & Touche LLP various communications that Deloitte & Touche LLP is required to provide to the audit committee, including the matters required to be discussed by generally accepted auditing standards (including Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees).

In addition, Deloitte & Touche LLP provided the audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the audit committee has discussed with the Company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

By the audit committee of the board of directors of Apellis Pharmaceuticals, Inc.

Alec Machiels, Chair

A. Sinclair Dunlop

Paul Fonteyne

April 20, 2022

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our documents, including the Notice of Internet Availability of Proxy Materials or, if requested, the 2021 Annual Report and proxy statement, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of the above documents to you if you write or call us at Apellis Pharmaceuticals, Inc., 100 Fifth Avenue, Waltham, Massachusetts 02451, Attention: General Counsel, telephone: (617) 977-5700. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS FOR OUR 2023 ANNUAL MEETING

A stockholder who would like to have a proposal considered for inclusion in our 2023 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 21, 2022. However, if the date of the 2023 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2023 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Apellis Pharmaceuticals, Inc., 100 Fifth Avenue, Waltham, Massachusetts 02451, Attention: General Counsel.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2023 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 1, 2023 and no later than March 3, 2023.

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

By Order of the Board of Directors

/s/ Cedric Francois
Cedric Francois
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: Apellis Pharmaceuticals, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 05, 2022 TIME: Wednesday, June 1, 2022 10:00 AM, Eastern Time PLACE: Annual Meeting to be held live via the internet—Please visit www.proxydocs.com/APLS for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Cedric Francois, Timothy Sullivan and David Watson, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Apellis Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/APLS • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-362-4346 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided “ALEXA, VOTE MY PROXY” • Open Alexa app and browse skills • Search “Vote my Proxy” • Enable skill You must register to attend the meeting online and/or participate at www.proxydocs.com/APLS

Apellis Pharmaceuticals, Inc. Annual Meeting of Stockholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2 AND 3 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. To elect two Class II directors to hold office until the 2025 annual meeting of stockholders. FOR WITHHOLD 1.01 A. Sinclair Dunlop #P2# #P2# FOR 1.02 Alec Machiels #P3# #P3# FOR FOR AGAINST ABSTAIN 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022. #P4# #P4# #P4# FOR 3. To approve an advisory vote on executive compensation. #P5# #P5# #P5# FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/APLS Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page—VIFL Date Signature (if held jointly) Date Please make your marks like this: X